LOCK UP AND PLAN SUPPORT AGREEMENT

This Lock Up and Plan Support Agreement (this “Agreement”), dated as of October 27, 2009, is made by and among:

(a)	The undersigned First Lien Lenders (as defined below) under that certain Amended and Restated Credit Agreement, dated as of July 6, 2007, among FX Luxury Las Vegas I, LLC (the “Debtor”), a Nevada limited-liability company (fka Metroflag BP, LLC) and FX Luxury Las Vegas II, LLC (“FX II”), a Nevada limited-liability company (fka Metroflag Cable, LLC), FX Luxury Las Vegas Parent, LLC (“Las Vegas Parent”), a Delaware limited-liability company (fka BP Parent, LLC), the banks, financial institutions and other entities listed on Exhibit A hereto (the “First Lien Lenders”), and Credit Suisse, Cayman Islands Branch, as administrative agent and collateral agent for the First Lien Lenders and Credit Suisse Securities (USA) LLC, as syndication agent, sole book running manager and sole lead arranger (as further amended, modified or supplemented from time to time, the “First Lien Credit Agreement”) (any capitalized term utilized herein but not defined herein shall have the same meaning as ascribed to it in the First Lien Credit Agreement);

(b)	Landesbank Baden-Württemberg, New York Branch (as successor-in-interest to Credit Suisse, Cayman Islands Branch, the “First Lien Agent” together with the First Lien Lenders, the “Senior Group”);

(c)	The Debtor and FX II (collectively, “Borrowers”);

(d)	Las Vegas Parent (collectively with the Borrowers, the “Debtor Parties”); and

(e)	LIRA Property Owner, LLC (the “New Borrower”), a Delaware limited liability company and LIRA LLC (“New Parent” and together with New Borrower, the “New Entities”), a Delaware limited liability company.

(each of the members of the Senior Group, the Debtor Parties and the New Entities individually a “Party”, and collectively, the “Parties”).

RECITALS

Whereas, the Borrowers own approximately 17.71 contiguous acres of land (collectively the “Properties”) located on the “Las Vegas Strip” at the southeast corner of Las Vegas Boulevard and Harmon Avenue in Las Vegas, Nevada;

Whereas, the Properties are encumbered by liens securing loans having an aggregate principal balance of approximately $454 million as of the date hereof, including (i) two-tranche senior secured first priority loans in the current principal amount of approximately $259 million made by the First Lien Lenders (the “First Lien Loan”) pursuant to the First Lien Credit Agreement and (ii) secured second priority loans in the current principal amount of approximately $195 million made by the lenders thereof (the “Second Lien Holders”) pursuant to the Second Lien Credit Agreement (the “Second Lien Loan”; and together with the First Lien Loan, the “Loans”);

Whereas, the First Lien Agent issued a Notice of Breach and Election to Sell which was recorded April 9, 2009 in the Clark County Recorder Office as Instrument #20090409-0003049, Foreclosure Proceeding #A9-03-0016 FCL;

Whereas, the First Lien Agent commenced an action in the Nevada District Court (Case No.: A-09-591831-B, Dept. No.: XIII) and obtained the appointment of a receiver (the “Receiver”) pursuant to a court order dated June 22, 2009, as amended by a court order dated August 6, 2009 (the “Receivership Order”);

Whereas, Nevada Title Company, as duly substituted Trustee (the “Trustee”) under and pursuant to the First Lien Credit Agreement and the Mortgage, issued a Notice of Trustee’s Sale, dated July 7, 2009 and recorded July 10, 2009 in the Clark County Recorder Office as Instrument #20090710-0002151, Trustee Sale #A9-03-0016 FCL;

Whereas, on September 9, 2009 the First Lien Agent caused a Certificate of Postponement to be issued, extending the date of the proposed foreclosure sale to October 21, 2009.

Whereas, on October 15, 2009 the First Lien Agent caused a First Amendment to Foreclosure Postponement Agreement to be issued, extending the date of the proposed foreclosure sale to November 18, 2009.

Whereas, before the Petition Date (as defined below), FX II and Las Vegas Parent will be merged into the Debtor (such transaction, the “Merger”), with the Debtor being the surviving entity.

Whereas, the Parties intend for the Debtor to commence a voluntary prepackaged chapter 11 proceeding (the “Prepackaged Case”) on or about November 16, 2009 by filing a petition (the “Petition”) under Chapter 11 of title 11 of the United States Code, 11 U.S.C. § 101, et seq. (the “Bankruptcy Code”) with the United States Bankruptcy Court for the District of Nevada (the “Bankruptcy Court”) (the date of that event being the “Petition Date”);

Whereas, the Borrowers have determined that it would be in the best interests of their creditors and Las Vegas Parent to hold an auction of the Properties (the “Auction”) and to require that any Qualified Bids exceed the Minimum Bid Threshold, provided that, if no Qualified Bids are received by the bidding deadline, then there shall be no Auction and the Debtor shall proceed to confirmation of the proposed prepackaged chapter 11 plan of liquidation (as amended or supplemented in accordance with the terms hereof and thereof, the “Plan”) in accordance with the terms hereof, the terms contained in the plan term sheet attached hereto as Exhibit B-1 (the “Plan Term Sheet”), any Transaction Document (as defined below) and the requirements of the Bankruptcy Code and the Bankruptcy Rules (collectively, the “Transaction”);

Whereas, the Parties have engaged in good faith negotiations with regard to the Transaction; and

Whereas, subject to execution of definitive Transaction Documents and appropriate approvals by the Bankruptcy Court thereof, including the Chapter 11 Transaction Documents (as defined below), the following sets forth the agreement between the Parties concerning their respective rights and obligations.

Now, Therefore, in consideration of the foregoing and the promises, mutual covenants and agreements set forth herein and for other good and valuable consideration, the Parties agree as follows:

Section 1.	Definitions. The following terms shall have the following meanings:
1.1.	“Agreement” shall have the meaning set forth in the Preamble.

1.2. “Agreement Event of Termination” shall mean the termination of this Agreement in accordance with Section 7 hereof.

1.3. “Auction” shall have the meaning set forth in the Recitals.

1.4. “Auction and Bidding Procedures Motion” means a motion, in form and substance reasonably satisfactory to the Parties, providing for, among other things, the sale of the Properties at the Auction for a net cash purchase price of not less than the Minimum Threshold Amount and on terms and conditions set forth in the Purchase and Sale Agreement, which motion shall be in agreed form prior to and filed with the Bankruptcy Court on the Petition Date. The material terms of the Auction and Bidding Procedures Motion are set forth on Exhibit B-3.

1.5. “Auction and Bidding Procedures Order” means the bidding procedures order and sale order, which shall be consistent in all material respects with the forms attached to the Auction and Bidding Procedures Motion.

1.6. 1.7. 1.8.
“Bad Boy Guarantee” shall have the meaning set forth in section 3.6.(b).
“Bankruptcy Code” shall have the meaning set forth in the Recitals.
“Bankruptcy Court” shall have the meaning set forth in the Recitals.

1.9. “Bankruptcy Rules” means the federal rules of bankruptcy procedure and official forms, as amended, and the local rules of bankruptcy practice for the district of Nevada, as amended.

1.10. “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City, United States of America, Stuttgart, Munich, Hanover or Mainz, Federal Republic of Germany or London, England are authorized or required by law to close.

1.11. “Borrowers” shall have the meaning set forth in Section (c) of the Preamble.

1.12. “Case Margin” shall have the meaning set forth in Exhibit B-4 hereto.

1.13. “Chapter 11 Transaction Documents” means the Plan, the Disclosure Statement, the Interim Cash Collateral Order, the Final Cash Collateral Order, the Auction and Bidding Procedures Motion, the Auction and Bidding Procedures Order and any other motion and order filed with and entered by, as applicable, the Bankruptcy Court in order to implement and consummate the Transaction contemplated by this Agreement.

1.14. “Control”, “Controlled” or “Controlled by” means the possession, directly or indirectly, of the power to either (a) vote 51% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of an entity and (b) direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, by contract or otherwise.

1.15. “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan, in form and substance reasonably satisfactory to the First Lien Lenders, the Debtor and New Borrower.

1.16. “Cushman & Wakefield” means Commerce CRG of NV, LLC, doing business as CCRG/Cushman & Wakefield.

1.17. “Debtor” shall have the meaning set forth in Section (a) of the Preamble and shall refer to FX Luxury Las Vegas I, LLC, both before and after the Merger and both before and after the Petition Date.

1.18. “Debtor Parties” shall mean the Borrowers and Las Vegas Parent (and after the Merger shall mean the Debtor).

1.19. “Deposit” shall mean the $2,200,000 deposit to be made by the New Borrower.

1.20. “Disclosure Statement” means the solicitation and disclosure statement, in form and substance reasonably satisfactory to New Borrower, Debtor and the First Lien Agent, describing, among other things, the Plan, the terms of this Agreement, and the Transaction, and otherwise in compliance with Section 1125 of the Bankruptcy Code and Rules 2002, 3016 and 3017 of the Federal Rules of Bankruptcy Procedure, and will include as exhibits thereto, among other things, the duly executed and delivered Plan Funding Agreement and the agreed form of New Secured Loan Documents.

1.21. “Effective Date Amount” means the sum of (x) $16,150,000, plus (y) the difference between (A) $650,000 and (B) the Overhead Amount.

1.22. “Equity Sponsors” means the individuals listed on Exhibit B-2 hereto.

1.23. “Equity Sponsor Commitment” means a firm commitment from each Equity Sponsor, consistent with the term sheet attached as Exhibit B-2 hereto and in form and substance reasonably satisfactory to the First Lien Agent (who shall be a third party beneficiary thereof), committing each such Equity Sponsor to fund its proportionate share of the Deposit by November 11, 2009 and, at closing, of the Effective Date Amount to New Parent and to cause New Parent to fund New Borrower to satisfy New Borrower’s obligations under the Plan Funding Agreement and consummate the transactions contemplated hereby and thereby.

1.24. “Existing Property Management Contract” means that certain Exclusive Management Agreement dated as of June 22, 2009 between Cushman & Wakefield and the Receiver.

1.25. “Fault-Based Termination” shall have the meaning set forth in Section 7.4.

1.26. “Final Cash Collateral Order” means the final cash collateral order which shall be consistent in all material respects with the form of proposed order to be agreed by the Debtor and the First Lien Agent.

1.27. “Final Order” means an order or judgment entered by the Bankruptcy Court: (a) that has not been reversed, stayed, modified, amended, revoked, varied or set aside, and as to which (i) any right to appeal or seek certiorari, review, reargument, stay or rehearing has been waived or (ii) the time to appeal or seek certiorari, review, reargument, stay or rehearing has expired and no appeal or petition for certiorari, review, reargument, stay or rehearing is pending; or (b) as to which an appeal has been taken or petition for certiorari, review, reargument, stay or rehearing has been filed and (i) such appeal or petition for certiorari, review, reargument, stay or rehearing has been resolved by the highest court to which the order or judgment was appealed or from which certiorari, review, reargument, stay or rehearing was sought and (ii) the time to appeal further or seek certiorari, review, reargument, stay or rehearing has expired and no such further appeal or petition for certiorari, review, reargument, stay or rehearing is pending.

1.28. “First Lien Agent” shall have the meaning set forth in Section (b) of the Preamble.

1.29. “First Lien Credit Agreement” shall have the meaning set forth in Section (a) of the Preamble.

1.30. “First Lien Credit Documents” shall have the meaning set forth in Section 7.4.(a).

1.31. “First Lien Lenders” shall have the meaning set forth in Section (a) of the Preamble.

1.32. “First Lien Loan” shall have the meaning set forth in the Recitals.

1.33. “First Lien Secured Claims” means the Claims (as defined in section 101(5) of the Bankruptcy Code) held by the First Lien Lenders, which Claims are secured by first priority liens and security interests in all of the Debtor’s assets.

1.34. “FX II” shall have the meaning set forth in Section (a) of the Preamble.

1.35. “FX Entities” means the Debtor Parties, FX LLC and FX Real Estate.

1.36. “FX LLC” means FX Luxury, LLC, a Delaware limited liability company.

1.37. “FX Real Estate” means FX Real Estate and Entertainment Inc., a Delaware corporation.

1.38. “Initial Budgeted Reserve” means funds sufficient to establish a reserve for the first month of the Debtor’s operating expenses during the Bankruptcy, as provided under the budget attached to the Interim Cash Collateral Order

1.39. “Intercreditor Agreement” shall have the meaning set forth in Section 3.2.(iii)(f).

1.40. “Interim Cash Collateral Order” means the interim cash collateral order, which shall be consistent in all material respects with the form attached as Exhibit D hereto.

1.41. “Las Vegas Parent” shall have the meaning set forth in Section (a) of the Preamble.

1.42. 1.43. 1.44. 1.45.
“Loans” shall have the meaning set forth in the Recitals.
“Merger” shall have the meaning set forth in the Recitals.
“Minimum Bid Threshold” means $256 million.
“Negotiated Sale Proceeds Amount” means $255,000,000.

1.46. “New Borrower” shall have the meaning set forth in Section (e) of the Preamble; New Borrower shall be 100% owned by New Parent and Controlled by the Equity Sponsors.

1.47. “New Entities” shall have the meaning set forth in Section (e) of the Preamble.

1.48. “New Parent” shall have the meaning set forth in Section (e) of the Preamble; New Parent shall be Controlled by the Equity Sponsors.

1.49. “New Secured Loan” means a new secured loan, the material terms of which are set forth on Exhibit C (the “New Secured Loan Term Sheet”).

1.50. “New Secured Loan Documents” shall have the meaning set forth in Section 3.10.(a).

1.51. “Notes” shall have the meaning set forth in the First Lien Credit Documents.

1.52. “Outside Date” means May 18, 2010 or such other date as the Debtor, the First Lien Lenders and the New Borrower may agree to in a writing executed by all such Parties.

1.53. “Overhead Amount” means the amount New Borrower advances with respect to salaries and general overhead from the Petition Date until the Plan Effective Date for New Borrower or Debtor Parties’ parent or ultimate parent, but not for Debtor Parties, in an amount not to exceed One Hundred Thirty Thousand Dollars ($130,000.00) per month and Six Hundred Fifty Thousand Dollars ($650,000.00) in the aggregate during the Prepackaged Case.

1.54. 1.55. 1.56. 1.57.
“Parties” and “Party” shall have the meaning set forth in the Preamble.
“Petition” shall have the meaning set forth in the Recitals.
“Petition Date” shall have the meaning set forth in the Recitals.
“Plan” shall have the meaning set forth in the Recitals.

1.58. “Plan Effective Date” means the date on which the Plan becomes effective pursuant to the terms thereof.

1.59. “Plan Funding Agreement” means an agreement in form and substance reasonably satisfactory to the First Lien Agent and New Borrower, the material terms of which are set forth on Exhibit B-2 (the “PFA Term Sheet”).

1.60. 1.61. 1.62.	“Plan Term Sheet” shall have the meaning set forth in the Recitals. “Prepackaged Case” shall have the meaning set forth in the Recitals. “Properties” shall have the meaning set forth in the Recitals.

1.63. “Purchase and Sale Agreement” means a purchase and sale agreement, which shall be consistent in all material respects with the form attached to the Auction and Bidding Procedures Motion and the Auction and Bidding Procedures Order.

1.64. “Qualified Property Manager” means Cushman & Wakefield or such other nationally recognized property management firm as the First Lien Lenders and Debtor shall agree to in writing.

1.65. “Receiver” shall have the meaning set forth in the Recitals.

1.66. “Receivership Order” shall have the meaning set forth in the Recitals.

1.67. “Related Equity Sponsor” means each Equity Sponsor, or any entity which is directly or indirectly controlled by an Equity Sponsor, that owns shares of or interests in or that directly or indirectly controls any of the FX Entities.

1.68. “Sale” shall mean the sale of the Properties pursuant to the Purchase and Sale Agreement for an amount not less than the Minimum Bid Threshold.

1.69. 1.70. 1.71.
“Sales Agent” shall have the meaning set forth in Section 3.5.
“Second Lien Holders” shall have the meaning set forth in the Recitals.
“Second Lien Loan” shall have the meaning set forth in the Recitals.

1.72. “Secured Obligations” shall have the meaning set forth in Section 7.1.(d)(i).

1.73. “Senior Group” shall have the meaning set forth in Section (b) of the Preamble.

1.74. “Supplemental Budget Request” shall have the meaning set forth in the Interim Cash Collateral Order or the Final Cash Collateral Order as applicable.

1.75. “Target Dates” shall have the meaning set forth in Section 3.1.

1.76. “Transaction Document” and “Transaction Documents” shall have the meaning set forth in Section 3.2.(i)(a).

1.77. “Transaction Term Sheets” means, collectively, Exhibits B-1, B-2, B-3 and C.

1.78. 1.79. 1.80.	“Transfer” shall have the meaning set forth in Section 3.7. “Transaction” shall have the meaning set forth in the Recitals. “Trustee” shall have the meaning set forth in the Recitals.

Section 2. Transaction Term Sheets. Each Transaction Term Sheet and any Chapter 11 Transaction Document attached hereto is incorporated herein by reference and made part of this Agreement.

Section 3. Covenants.

3.1. Target Dates and Outside Date. The Parties hereby agree to the following dates and procedures and for the extension of such dates:

(a) Each Party shall use commercially reasonable efforts to ensure that the target dates set forth in Exhibit E (the “Target Dates”) are met. Without limiting the obligations of the Parties hereunder, if one or more Target Dates cannot be satisfied and neither the Debtor Parties nor the New Entities are in breach of their obligations hereunder beyond applicable notice and cure periods, such Target Dates shall be extended for a reasonable period of time by written notice by one Party to the other Parties setting forth the proposed period of extension; provided, however, that no such extension shall occur if, in the First Lien Agent’s reasonable judgment, it is reasonably certain that neither a Sale nor the Plan will be capable of consummation on or prior to the Outside Date.

(b) If the Confirmation Order shall not be a Final Order prior to the Outside Date, the First Lien Agent, the Debtor and the New Borrower shall be entitled to extend the Outside Date if and to the extent (and on such terms as) said Parties shall unanimously agree in writing.

3.2. Support of the Plan. (i) Until the occurrence of the Outside Date, or the First Lien Agent’s determination that neither a Sale nor the Plan can be consummated, as set forth in Section 3.1.(a) above, except to the extent that, and for as long as, they shall be prohibited from taking any of the following actions due to any injunction, order, law or other judicial or legal prohibition, the Debtor Parties and the New Entities agree to:

(a) not object to the Transaction or challenge, or otherwise commence or participate in any proceeding which fails to support the Transaction, this Agreement, the Plan Funding Agreement, the Equity Sponsor Commitment, the New Secured Loan Documents or any Chapter 11 Transaction Document (hereinafter, each a “Transaction Document” and, collectively, the “Transaction Documents”).

(b) not directly or indirectly seek, solicit, support, formulate, prosecute or encourage any other plan, sale, proposal or offer of dissolution, winding up, liquidation, reorganization, merger or restructuring of the Debtor Parties that could reasonably be expected to prevent, delay or impede the consummation of the Transaction or any Transaction Document;

(c) not take any other action that is inconsistent with, or that would delay or obstruct the proposed solicitation, confirmation or consummation of, the Transaction or any Transaction Document; and

(d) not (x) direct or encourage any person to take any action that is inconsistent with its obligations under this Agreement or that could impede or delay the implementation and consummation of the Transaction, or (y) support, in any way, any person who may take any action that is inconsistent with or would prevent the implementation and consummation of the Transaction.

(ii) In addition to the foregoing, the Debtor Parties agree to use commercially reasonable efforts to timely obtain all regulatory, judicial and third party approvals (excluding approvals by any third-party creditor other than a counter-party to a contract to be assigned in connection with the Transaction) that will be required to consummate the Transaction.

(iii) Each First Lien Lender agrees, for itself only and not on behalf of any other member of the Senior Group and so long as it is the legal owner, beneficial owner and/or the investment adviser or manager of any First Lien Secured Claims, except to the extent that, and for as long as, it shall be prohibited from taking any of the following actions due to any injunction, order, law or other judicial or legal prohibition, to:

(a) timely (prior to the Petition Date) vote or cause to be voted its First Lien Secured Claims (and not revoke or withdraw its vote) to accept the Plan;

(b) vote against and shall in no way otherwise, directly or indirectly, support any restructuring, reorganization or liquidation of the Debtor (or any plan or proposal in respect of the same) that is inconsistent with the Transaction and the Transaction Documents;

(c) not directly or indirectly seek, solicit, support, formulate, prosecute or encourage any other plan, sale, proposal or offer of dissolution, winding up, liquidation, reorganization, merger or restructuring of the Debtor that could reasonably be expected to prevent, delay or impede the Transaction as contemplated by the Transaction Documents;

(d) not object to the Transaction or any Transaction Document, or challenge, or otherwise commence or participate in any proceeding which fails to support the Transaction or any Transaction Document (except to the extent that any Transaction Document is inconsistent with the terms of this Agreement);

(e) not take any other action that is inconsistent with, or that would delay or obstruct the proposed solicitation, confirmation or consummation of, the Transaction, including any Transaction Document;

(f) exercise all of its rights and powers under the Amended and Restated Intercreditor Agreement, dated July 6, 2007 (the “Intercreditor Agreement”), in all commercially reasonable respects, to cause the Transactions contemplated hereby to be consummated, including, without limitation, enforcing the restrictions and/or prohibitions on the Second Lien Holders to contest (or support any other person in contesting) any aspect of the Transaction; and

(g) not seek the appointment of a trustee or examiner or to dismiss the Prepackaged Case or to convert the Prepackaged Case to a case under chapter 7 of the Bankruptcy Code.

None of the above described covenants of the Parties shall be deemed to preclude the Parties from discussing appropriate modifications of the Transaction with one another or from approaching third parties (including Second Lien Holders) in order to seek, solicit, support, formulate, prosecute or encourage a plan, sale, proposal or offer of dissolution, winding up, liquidation, reorganization, merger or restructuring of the FX Entities that is consistent with the terms of the Transaction and the Transaction Documents.

3.3. Merger. The First Lien Lenders confirm that they have received the proposed documentation for the purpose of effectuating the Merger and that such documents are in form and substance reasonably acceptable. Notwithstanding Section 6.7 of the First Lien Credit Agreement, the First Lien Lenders hereby consent to the Merger on the basis of such documentation. The Debtor Parties agree that the Merger shall occur prior to the Petition Date.

3.4. Role of Receiver during the Prepackaged Case. Upon the filing of the Prepackaged Case, the First Lien Agent shall not object to or otherwise interfere with the Receiver’s obligation to promptly turn over the property of the Debtor and the Parties agree that the Receiver shall no longer continue to serve as a receiver or a custodian and shall no longer be an officer of the court. The Parties agree that subsequent to such turnover the Receiver may be retained by the First Lien Lenders, and that the Receiver (or such other person as may be selected by the First Lien Agent in the event that the Receiver shall resign or is otherwise unavailable), in such capacity shall be permitted to access the Properties and shall be provided reasonable access to all of the books and records of the Debtor for the purpose of monitoring its businesses, operations and finances (on behalf of the First Lien Lenders), and for the purpose of assisting in the implementation of the Transaction. All fees, costs and expenses incurred by the First Lien Lenders in connection with the retention of the Receiver and/or such other party in such capacity shall be reimbursable by the Debtor pursuant to Section 9.2 of the First Lien Credit Agreement and in accordance with the Interim Cash Collateral Order or the Final Cash Collateral Order, as applicable; provided, however, that the Receiver and/or such other party shall be entitled to no more than Thirty Thousand Dollars ($30,000) in the aggregate, payable at a rate of no greater than Five Thousand Dollars ($5,000) per month for its services in accordance with the foregoing.

3.5. Sales Agent. As soon as reasonably practicable after the date hereof, the Borrowers shall engage one or more real estate professionals (a “Sales Agent”) acceptable to both the Borrowers and the First Lien Agent, on terms and conditions reasonably satisfactory to said Parties, to market the Properties for sale after the Petition Date, and if applicable, to conduct the Auction in accordance with the terms hereof and the Auction and Bidding Procedures Order. The Debtor shall use commercially reasonable efforts to ensure that the Sales Agent is retained during the Prepackaged Case for purposes of marketing the Properties in accordance with the Auction and Bidding Procedures Order.

3.6. Agreement to Forbear. Each member of the Senior Group, severally and not jointly, agrees that:

(a) it shall not (i) take any action or otherwise pursue any right or remedy under applicable law, the First Lien Credit Agreement, the Notes or any documents related thereto, as applicable, or (ii) initiate, or have initiated on its behalf, any lawsuit, cause of action, litigation or proceeding of any kind, if with respect to either of the aforementioned subclauses ‘(i)’ or ‘(ii)’, such action is directly or indirectly related to the Debtor, the First Lien Credit Agreement, the Notes or any other documents related thereto; provided that this section shall not prohibit, (i) the enforcement of this Agreement at any time, or (ii) the exercise of rights under the Receivership Order not inconsistent herewith prior to the Petition Date; and

(b) it shall waive, solely with respect to the commencement of the Prepackaged Case, the enforcement of that certain First Lien Sponsor Guarantee Agreement dated July 6, 2007 (the “Bad Boy Guarantee”).

3.7. Transfer of First Lien Secured Claims and Other Rights. Each First Lien Lender hereby severally and not jointly agrees after the date hereof not to sell, assign, transfer, hypothecate or otherwise dispose of, directly or indirectly (each such transfer, a “Transfer”), all or any of its First Lien Secured Claims (or any right related thereto, including any voting rights associated with such First Lien Secured Claims) or any rights and obligation as the First Lien Agent (including, all rights and obligations under this Agreement), unless, with respect the First Lien Secured Claims, the Transfer is in compliance with the terms of the First Lien Credit Agreement and the transferee thereof agrees in writing to assume and be bound by this Agreement, and to assume the obligations of a First Lien Lender under this Agreement and delivers such writing to each of the Debtor and the First Lien Agent (in form and substance satisfactory to the First Lien Agent) within five (5) Business Days of the relevant Transfer (each such transferee becoming, upon the Transfer, a First Lien Lender hereunder). The Debtor Parties shall promptly (but in no event longer than two (2) Business Days) acknowledge any such Transfer in writing, and provide a copy of that acknowledgement to the transferor. By its acknowledgement of the relevant Transfer, the Debtor Parties shall be deemed to have acknowledged that their obligations to the First Lien Lenders hereunder shall be deemed to constitute obligations in favor of the relevant transferee as a First Lien Lender hereunder. Any Transfer of any First Lien Secured Claims that does not comply with the procedure set forth in the first sentence of this Section 3.7. shall be deemed void ab initio.

3.8. Postponement of Foreclosure. Unless and until there has been an Agreement Event of Termination, the Senior Group agrees to postpone the foreclosure sale proceedings.

3.9. Compliance with First Lien Credit Agreement. Subject to the availability of required funds pursuant to the Budget (as defined in the Interim Cash Collateral Order or the Final Cash Collateral Order, as the case may be), from and after the Petition Date, the Debtor will use reasonable efforts to comply with, or to direct its property manager to comply with, the provisions of Sections 5.6(A) and 5.6(B) (except for the use of proceeds clause) 5.8 (with respect only to compliance with material applicable laws), 5.9 (to the extent applicable during the case), 5.10, and 6.15 of the First Lien Credit Agreement.

3.10. Good Faith Negotiation of Documents. The Parties agree to negotiate all documents in good faith, and further covenant as follows:

(a) the definitive loan documents (the “New Secured Loan Documents”) evidencing the New Secured Loan will be finalized prior to the solicitation of votes to accept or reject the Plan, and will be consistent in all material respects with the New Secured Loan Term Sheet and shall otherwise be in form and substance reasonably acceptable to the First Lien Agent and the New Borrower;

(b) the Disclosure Statement will be finalized prior to the commencement of solicitation of votes to accept or reject the Plan and will be in form and substance reasonably acceptable to the Parties;

(c) the Plan will be finalized (and duly voted upon by the First Lien Lenders) prior to the filing of the Petition, will be consistent in all material respects with the terms of the Plan Term Sheet and shall otherwise be in form and substance reasonably acceptable to the Parties;

(d) the Auction and Bidding Procedures Motion, with the proposed Auction and Bidding Procedures Order, and the proposed Purchase and Sale Agreement will be finalized prior to the filing of the Petition and will be consistent in all material respects with the term sheet attached as Exhibit B-3 hereto and be in form and substance reasonably acceptable to the Parties; and

(e) all other filings, documents, pleadings or other materials required in connection with the consummation of the Transactions contemplated hereby or the Prepackaged Case shall be in form and substance reasonably acceptable to all Parties affected in any material regard by such documents, pleadings or other materials.

3.11. Leases. Without the written consent of the First Lien Agent, the Debtor Parties shall not enter into any leases with respect to the Properties that are greater than three (3) months in duration unless such leases shall be terminable at the election of the lessor, without any penalty, fee, or payment of any kind, upon not more than three months notice.

3.12. No Removal of Property Manager. The Debtor Parties shall continue to employ a Qualified Property Manager, as the property manager of the Properties until the Transaction has been consummated and the New Secured Loan has been extended to the New Borrower. The Debtor Parties and the Senior Group shall use their commercially reasonable best efforts to ensure the continued retention of Cushman & Wakefield by the Debtor and shall do such other things as are reasonably necessary to ensure such continued retention, including, without limitation, entering into a contract by and between Cushman & Wakefield and the Debtor upon terms and conditions substantially similar to the terms and conditions of the Existing Property Management Contract and reasonably acceptable to the First Lien Agent and the Debtor, provided, however, that such contract shall not provide that Cushman & Wakefield will be the exclusive leasing agent for the Properties, or entitled to any commissions unless it procures post-Petition a new (not renewal) tenant, with which the Debtor executes a lease.

3.13. Payments Prior to Filing. Immediately prior to the Petition Date, the First Lien Agent shall: (y) fund the Initial Budgeted Reserve into a bank account in the name of the Debtor that shall be subject to a security interest in favor of the First Lien Lenders, and, after (y) is satisfied, (z) be entitled to collect and retain from the existing agent cash management account held by First Lien Agent for the benefit of the First Lien Lenders, all fees and expenses incurred by the First Lien Agent and the First Lien Lenders in connection with the First Lien Loan prior to the Petition Date (including a reasonable estimate of such fees and expenses as of such date). In addition, unless the Petition Date is a date on which an interest payment would be due under the First Lien Loan Documents, the interest rate payable for the month in which the Petition Date occurs for the pre-petition period shall be a ratable payment due and payable immediately prior to the Petition Date and calculated as a fraction the numerator of which is the date on which the Petition Date occurs and the denominator of which is the number of days in the month during which the Petition Date occurs (e.g., if the Petition Date occurs on November 15, the interest payable for November would be 15/30 of the payment that would otherwise have been due), it being understood that interest shall continue to accrue and be payable during the pendency of the Prepackaged Case at the rate proscribed herein and in the Interim Cash Collateral Order and the Final Cash Collateral Order. If there shall be insufficient funds to pay the amounts owed under this paragraph prior to the Petition Date, such amounts will be due and payable as additional principal under the New Secured Loan.

Section 4. 4.1.	Representations. Representations of First Lien Lenders and Agent.

(a) Each First Lien Lender, severally and not jointly, represents and warrants that the following statements are true and complete, in all material respects, as of the date hereof:

(i) it is the sole legal or beneficial owner of, or the investment advisor or manager for the beneficial owner of, such legal or beneficial owner’s First Lien Secured Claims set forth below its name on the signature page hereof (including the Notes evidencing such First Lien Secured Claims), in each case free and clear of all claims, liens and encumbrances, and, to the best of its knowledge, there are no First Lien Secured Claims of which it is the legal or beneficial owner, or investment advisor or manager for such legal or beneficial owner, which are not part of its First Lien Secured Claims;

(ii) it has full power to vote on and consent to such matters concerning its First Lien Secured Claims and to exchange, assign, transfer and dispose of such First Lien Secured Claims; and

(iii) the execution, delivery and performance of this Agreement does not and shall not: (x) violate the provision of law, rule or regulations applicable to it or any of its subsidiaries; (y) violate its articles of incorporation, bylaws or other organizational documents or those of any of its subsidiaries; or (z) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party.

(b) Agent hereby represents and warrants that as of the date hereof, to the best of its knowledge there are no holders of First Lien Secured Claims except as set forth on Exhibit A.

4.2. Representations of the Debtor Parties and the New Entities. Each Debtor Party and each New Entity, severally and not jointly, represents and warrants that the following statements are true and complete, in all material respects, as of the date hereof:

(a) it is not aware of any event, circumstance or provision hereof that, due to any fiduciary or similar duty to any other person, would prevent it from taking any action required of it under this Agreement or any Transaction Document, and it has consulted counsel with respect to such matters to affirm the foregoing; and

(b) the execution, delivery and performance of this Agreement does not and shall not: (i) violate the provision of law, rule or regulations applicable to it or any of its subsidiaries; (ii) violate its articles of incorporation, bylaws or other organizational documents or those of any of its subsidiaries; or (iii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party.

4.3. Mutual Representations and Warranties. Each Party, severally and not jointly, represents and warrants to each other Party, that the following statements, are, in all material respects, true, correct and complete as of the date hereof:

(a) Due Organization(b) . It is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

(b) Power and Authority. Such Party has all requisite personal capacity or corporate, partnership, limited-liability company or similar power and authority to enter into this Agreement and any applicable Transaction Document and carry out the Transaction and perform its obligations contemplated hereunder.

(c) Authorization. The execution, delivery and performance by such Party of this Agreement have been duly authorized by all necessary corporate, limited-liability company, partnership or similar action on its part (if any).

(d) Third Party Consents. Except as expressly provided in this Agreement, no consent or approval is required to be obtained by any other person or entity in order for such Party to carry out the provisions of this Agreement.

(e) Governmental Consents. The execution, delivery and performance by such Party of this Agreement does not and shall not require any registration or filing with consent or approval of, or notice to, or other action to, with or by, any federal, state or other non-judicial governmental authority or regulatory body, except such filings as (i) are identified in this Agreement, (ii) may be necessary and/or required under the antitrust laws or the federal securities laws, or (iii) may be necessary and/or required in connection with any matters concerning the Transaction which require Bankruptcy Court approval.

(f) Binding Obligation. Subject to the provisions of the Bankruptcy Code and any such Bankruptcy Court approval as may be required, this Agreement is a legally valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as may be limited by bankruptcy, insolvency or similar laws, or by equitable principles relating to or limiting creditors’ rights generally.

(g) No Other Agreement. It has no agreements, written or oral, with any third party (including any Second Lien Holder) the purpose or terms of which are inconsistent with the purpose and/or terms of this Agreement, of any documents contemplated by this Agreement and/or of any New Secured Loan Document.

Section 5. No Waiver of Participation and Reservation of Rights. Subject to any forbearance of remedies required in order to effectuate the terms hereof prior to an Agreement Event of Termination, nothing herein is intended to, does, or shall be deemed in any manner to waive, limit, impair or restrict the ability of any First Lien Lender to protect and preserve its rights, remedies and interests, including without limitation, its claims against the Debtor Parties, any Liens or security interests in assets of any of the Debtor Parties, or its full participation in the Prepackaged Case. Nothing herein shall be deemed an admission of any kind. If the Transactions contemplated herein are not consummated, or there has been an Agreement Event of Termination, the Parties fully reserve any and all of their rights and defenses, including, but not limited to, those rights and defenses set forth in this Agreement, the First Lien Credit Agreement and any other First Lien Credit Document, except to the extent that such rights and defenses have been waived or modified under Sections 7.3. or 7.4. hereof. Pursuant to Rule 408 of the Federal Rules of Evidence, any applicable state rules of evidence and any other applicable law, foreign or domestic, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms. The Parties shall cooperate and do all other things reasonably necessary to protect or assert a joint interest privilege with respect to their communications in the event a third party shall seek discovery of such communications.

Section 6. Compromise Amounts Payable.

(a) Solely for purposes of implementing the Transactions contemplated hereby, including the Sale, the Senior Group will accept in full satisfaction of the First Lien Secured Claims the Negotiated Sale Proceeds Amount payable from the proceeds of Sale (without being required to credit any sums paid to the Senior Group by way of adequate protection prior to the Sale date) and the Senior Group will waive any other claims that they may otherwise have under any of the Cash Collateral Order, the Lock-Up Agreement, or any of the First Lien Credit Documents upon receipt of such funds.

(b) The Debtor and the Senior Group agree that solely for the purposes of determining (i) the application of the adequate protection payments payable during the Prepackaged Case as may be provided in the Interim Cash Collateral Order or in the Final Cash Collateral Order and (ii) the aggregate amounts due under the New Secured Loan upon consummation of the Plan, it being understood that such rates shall not otherwise be applicable at any time or for any reason, the interest rate on the First Lien Loan shall be calculated as indicated in Exhibit B-4.

(c) If neither the Sale nor the Plan is consummated, then Debtor shall not be deemed to have waived any right to claim that payments made during the case to or for the benefit of the Senior Group as adequate protection should be applied to reduce the secured principal portion of the First Lien Loan.

Section 7. Termination.

7.1. Termination by the First Lien Lender. So long as the First Lien Lenders are not in breach of this Agreement, this Agreement shall terminate and be of no further force or effect:

(a) upon the occurrence of a Termination Event (as defined in the Interim Cash Collateral Order or in the Final Cash Collateral Order, as applicable);

(b) if (i) the Petition Date has not occurred by November 16, 2009; (ii) the Interim Cash Collateral Order has not been entered within ten (10) Business Days of the Petition Date or the Final Cash Collateral Order has not become a final order within fifty-five (55) days of the Petition Date; (iii) the Plan Funding Agreement has not been executed and delivered by November 11, 2009; (iv) the Equity Sponsor Commitment has not been duly executed and delivered by the parties thereto and copies thereof have not been delivered to the First Lien Agent by November 11, 2009; (v) a default, beyond applicable notice and cure, has occurred under the Plan Funding Agreement; (vi) the Equity Sponsor Commitment is terminated, rescinded or a default, beyond applicable notice and cure, has occurred thereunder; or (vii) the form of the Final Cash Collateral Order has not been agreed by the First Lien Agent and the Debtor by November 11, 2009;

(c) if the First Lien Agent reasonably determines that it is reasonably certain that neither a Sale nor the Plan Effective Date is capable of occurring before the Outside Date;

(d) in case of either (i) a filing or commencement by any FX Entity of (x) any motion, application, adversary proceeding or cause of action challenging the validity, enforceability, perfection or priority of or seeking avoidance of the liens securing the obligations referred to in the First Lien Credit Documents (collectively, the “Secured Obligations”) or (y) any other motion, application, adversary proceeding or cause of action against and/or with respect to the Secured Obligations that seeks to challenge the validity, enforceability, perfection or priority of or seeking avoidance of the Secured Obligations, or against and/or with respect to the First Lien Agent or any First Lien Lender (or if the Debtor Parties support any such motion, application or adversary proceeding commenced by any third party or consent to the standing of any such third party), or (ii) the entry of an order of the Bankruptcy Court providing relief against the interests of any First Lien Lender with respect to any of the foregoing causes of action or proceedings;

(e) if any FX Entity or any Related Equity Sponsor files any motion, application or adversary proceeding seeking to invalidate or disallow in any respect the claims in respect of the First Lien Loan (it being understood that no motion or application seeking to enforce Debtor’s rights hereunder or with respect to the Transaction shall be prohibited by the foregoing sentence, nor shall Debtor or New Borrower be prohibited from challenging the mathematical computation of interest (as opposed to the applicable rate of interest hereunder), the reasonableness of fees and expenses of the First Lien Agent and the First Lien Lenders and computations of amounts due or reasonableness of any response to any Supplemental Budget Request);

(f) if the Debtor Parties, without the consent of the First Lien Agent, (i) withdraw from or take any action materially inconsistent with the Plan or the Transaction (which withdrawal or action, if capable of being reversed, has not been reversed within fifteen (15) days of the giving of written notice by the First Lien Agent to the Debtor Parties and New Borrower), (ii) without the consent of the First Lien Agent, support any plan of reorganization or any plan of liquidation other than the Plan or support any sale process with respect to the Properties, other than as contemplated hereby, (iii) move to dismiss the Prepackaged Case, (iv) move for conversion of the Prepackaged Case to a case under chapter 7 of the Bankruptcy Code, (v) move for appointment of a trustee or an examiner with expanded powers pursuant to section 1104 of the Bankruptcy Code in the Prepackaged Case, or (vi) move or otherwise seeks to reject or otherwise invalidate, in whole or in part, this Agreement;

(g) if (i) a trustee or an examiner with expanded powers is appointed in the Prepackaged Case, (ii) the Prepackaged Case is converted to a case under chapter 7 of the Bankruptcy Code prior to completion of the Transaction or (iii) the Prepackaged Case is dismissed prior to completion of the Transaction;

(h) if any of the Debtor Parties or the New Entities has breached any representation, warranty, covenant or agreement contained in any Transaction Document, which breach (if capable of being cured) has not been cured within fifteen (15) days (or such longer period as may be allowed thereunder, if any) after the giving of written notice by the First Lien Agent to the Debtor Parties of such breach;

(i) in the event that a Final Order has not been entered confirming the Plan and allowing the Plan Effective Date to occur on or before the Outside Date;

(j) if revenue generated from the Properties shall be insufficient to ensure the payment of the operating expenses contemplated under the Budget at any given point in time and more than $250,000 of such budgeted expenses have accrued and are due and payable and cannot be extended and then satisfied by the Debtor because there are insufficient funds available to the Debtor and additional sufficient funds will not be subsequently available in the ordinary course of operating the Properties (notwithstanding that the First Lien Agent has complied with its obligations under the Interim Cash Collateral Order or the Final Cash Collateral Order, as the case may be, to transfer revenues of the Properties to the Debtor to satisfy budgeted amounts);

(k) if any FX Entity or any Related Equity Sponsor (i) objects to, challenges or otherwise commences or participates in any proceeding opposing the Transaction or any Transaction Document, or takes any other action that is inconsistent with, or that would delay or obstruct, the solicitation, confirmation or consummation of the Transaction or any Transaction Document; (ii) directly or indirectly seeks, solicits, supports, formulates, or prosecutes any plan, sale, proposal or offer of dissolution, winding up, liquidation, reorganization, merger or restructuring of the Debtor Parties that could reasonably be expected to prevent, delay or impede the consummation of the Transaction or any Transaction Document; or (iii) directs or supports in any way any person to take (or who may take) any action that is inconsistent with its obligations under this Agreement, or that could impede or delay the implementation or consummation of the Transaction;

(l) if the Petition Date has not occurred within one day of the funding of the Initial Budgeted Reserve or if the amounts so funded are used or transferred without the written approval of the First Lien Agent prior to the entry of the Interim Cash Collateral Order; or

(m) if New Borrower or New Parent shall no longer be Controlled by the Equity Sponsors.

Notwithstanding the foregoing, the automatic termination of this Agreement may be waived by the First Lien Agent, in its sole and absolute discretion, within three (3) Business Days of the occurrence of any event described above.

7.2. Termination by the Debtor or the New Borrower.

(a) So long as the Debtor Parties and the New Entities are not in breach of this Agreement, this Agreement may be terminated by the Debtor if any member of the Senior Group breaches any of its obligations under this Agreement, which breach (if capable of being cured) has not been cured within fifteen (15) days after the giving of written notice by the Debtor to the First Lien Agent of such breach.

(b) In the event that a Final Order has not been entered confirming the Plan and allowing the Plan Effective Date to occur on or before the Outside Date, this Agreement may be terminated by the Debtor or New Borrower upon notice given to the First Lien Agent.

7.3. Effect of Termination. If this Agreement is validly terminated in accordance with any of the provisions above, there will be no continuing liability or obligation on the part of any of the Parties hereunder as of the effective date of such termination; provided, however, that the obligations of the Parties under Sections 6(c), 7.4. (provided Section 7.4 shall only survive in the case of a Fault-Based Termination), 8.1., 8.6., 8.9. and 8.15. of this Agreement shall survive any such termination and continue to be binding upon the Parties. Following such termination, each Party shall have all rights and remedies available to it in the absence of this Agreement, including, but not limited to, all rights and remedies set forth in the First Lien Credit Agreement, the Bad Boy Guarantee and any other First Lien Credit Document; provided, however, that the Bad Boy Guarantee shall not be enforceable with respect to the filing of the Prepackaged Case.

7.4. Fault-Based Terminations. In the event that this Agreement is terminated in accordance with any of Sections 7.1.(a) (except if the reason for such Termination Event is not within the control of the Debtor Parties), (b)(i) (except if the petition is not filed because the Parties cannot agree on documents or for other reasons outside of the control of the Debtor Parties or the Equity Sponsors), (b)(v), (b)(vi), (d)(i), (e), (f), (g)(ii), g(iii), (h), (k), (l) or (m) (any such termination a “Fault-Based Termination”), each of the Parties hereby agree (it being understood that each of the remedies and agreements below shall be available independently of one another and at the sole discretion of the First Lien Agent):

(a) to stipulate to and not object to the exercise of any remedies available to the First Lien Agent and the Senior Group under the First Lien Credit Agreement and the “Loan Documents” as defined in the First Lien Credit Agreement (collectively, the “First Lien Credit Documents”), except to the extent expressly modified herein;

(b) to stipulate to, and not object to, the lifting, vacation or modification of the automatic stay under section 362 of the Bankruptcy Code to permit the First Lien Lenders to complete the foreclosure on the Properties or such other action as they shall be deemed appropriate in the sole discretion of the First Lien Agent; and

(c) to consent to, and not object to, the completion of any foreclosure proceedings on the Properties that are initiated by the First Lien Agent or with the consent of the First Lien Agent.

Section 8. Miscellaneous Terms.

8.1. No Third-Party Beneficiaries. This Agreement shall be solely for the benefit of the Parties hereto and no other person or entity shall be a third-party beneficiary hereof.

8.2. Assignment. No rights or obligations of any Party under this Agreement may be assigned or transferred to any other person or entity except as provided in Section 3.7. hereof.

8.3. Consultation and Cooperation. The Debtor and the First Lien Agent agree to consult and cooperate with each other in connection with any analyses, appearances, presentations, briefs, filings, arguments or proposals made or submitted by any such party to the Bankruptcy Court, other creditor constituents or other parties with an interest in the Transaction. Each Party, severally and not jointly, agrees to use commercially reasonable efforts to provide each other Party with copies of any of the following within two Business Days of receipt of any such document or communication: (i) any written offer, expression of interest or similar document in connection with the direct or indirect acquisition of all or any material part of the Properties, or (ii) any written communication regarding the Sale or the Transaction or any alternative proposal, material modification or abandonment of the Sale or the Transaction from any Person.

8.4. Further Assurances. The Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, from time to time, to effectuate the agreements and understandings of the Parties, whether the same occurs before or after the date of this Agreement.

8.5. Headings. The headings of all sections of this Agreement are inserted solely for the convenience of reference and shall not affect the interpretation hereof.

8.6. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the Parties irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter arising under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in the United States District Court for the Southern District of New York, and by execution and delivery of this Agreement, each of the Parties irrevocably accepts and submits itself to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding the foregoing consent to New York jurisdiction, if the Prepackaged Case is commenced, each Party agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement unless and until the Prepackaged Case has been dismissed, the automatic stay has been lifted, or this Agreement has been terminated, in which case all disputes will be adjudicated in the Southern District of New York.

8.7. Entire Agreement. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, between or among the Parties with respect thereto, except that the Parties acknowledge that any confidentiality agreements heretofore executed between the Debtor and each First Lien Lender shall continue in full force and effect.

8.8. Amendments.

(a) This Agreement, including the attachments hereto, may not be modified, altered, amended, waived or supplemented except by an agreement in writing by the Parties hereto.

(b) No waiver of any of the provisions of this Agreement shall be deemed or constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall any waiver be deemed a continuing waiver.

8.9. Specific Performance. The Parties understand and agree that money damages would not be a sufficient remedy for any breach of this Agreement by any Party, and further understand and agree that each non-breaching Party shall be entitled to the remedy of specific performance and injunctive or other equitable relief, including attorneys fees and costs, as a non-exclusive remedy of any such breach; provided, however, that each Party agrees to waive any requirement for the securing or posting of a bond in connection with such a remedy.

8.10. Counterparts. This Agreement may be executed (by facsimile or otherwise) in any number of counterparts, each of which, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement.

8.11. Independent Due Diligence and Decision-Making. Each of the Parties hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions and prospect of the Debtor and the other Parties hereto. Each of the Parties acknowledges that any materials or information furnished to it by any other Party has been provided for informational purposes only, without any representation or warranty by the Debtor or any other Party except to the extent expressly stated herein. Notwithstanding the foregoing, the Debtor Parties acknowledge that the Senior Group intends to rely on the statements included in the Disclosure Statement.

8.12. Actions Inconsistent with Intercreditor Agreement. Notwithstanding anything to the contrary contained herein, the First Lien Agent and the First Lien Lenders shall not be required to take any action or refrain from taking any action to the extent that any such action would violate the terms and conditions of the Intercreditor Agreement.

8.13. Consents. Unless set forth to the contrary herein, any consent or approval required by any Party hereunder shall be in the sole and absolute discretion of such Party.

8.14. Waiver of Jury Trial. Each of the Parties hereto hereby waives trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, any Transaction Documents, or the actions of the Parties in the negotiation, administration, performance or enforcement thereof.

8.15. Notices. All notices and other communications under this Agreement shall be in writing, sent contemporaneously to all of the Parties, and deemed to have been duly given when delivered in person, or upon confirmation of receipt when transmitted by electronic mail or by facsimile transmission during standard business hours (from 8:00 a.m. to 6:00 p.m.), of the next Business Day if transmitted by national overnight courier, addressed in each case as follows (or at such other address or facsimile number as shall be specified by like notice):

(a) If to the Debtor, FX II, or Las Vegas Parent, to:

c/o FX Real Estate and Entertainment Inc.
650 Madison Avenue
New York, New York 10022
Attention: Email: Facsimile:	Mitchell Nelson mitchell.nelson@flagluxury.com (212) 750-3034 with copies to:

Greenberg Traurig, LLP
3773 Howard Hughes Parkway
Suite 400 North
Las Vegas, Nevada 89169
Attention: Email: Facsimile:	Brett Axelrod axelrodb@gtlaw.com (702) 792-9002

(b) If to the First Lien Agent, to:

Landesbank Baden-Württemberg, New York Branch
280 Park Avenue, 31st Floor – West Building
New York, New York 10017 Attention: Email: Facsimile:	Robert Dowling robert.dowling@lbbwus.com (212) 584-1759

with copies to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
Attention: Email: Facsimile:	Robert W. Fagiola Michael H. Torkin rfagiola@shearman.com mtorkin@shearman.com (646) 848-7606 (646) 848-8283

(c) If to a First Lien Lender or a transferee thereof, to the addresses or facsimile number set forth below following the First Lien Lender’s signature (or as directed by any transferee thereof), as the case may be;

(d) If to the New Borrower or the New Parent:

c/o Bryan Cave
1290 Avenue of the Americas
New York, New York 10104-3300
Attention: Email: Facsimile:	Bradford B. Lavender bblavender@bryancave.com (212) 541 1471

[SIGNATURES ON THE NEXT PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

FX LUXURY LAS VEGAS I, LLC
(f/k/a Metroflag BP, LLC),
a Nevada limited liability company

By: FX Luxury Las Vegas Parent, LLC (f/k/a BP Parent, LLC), a Delaware limited liability company, its sole member

By: FX Luxury, LLC (f/k/a FX Luxury Realty, LLC), a Delaware limited liability company, its sole member

By: FX Real Estate and Entertainment Inc., a Delaware corporation, its managing member

By:
Name:
Title:

FX LUXURY LAS VEGAS II, LLC

(f/k/a Metroflag Cable, LLC),
a Nevada limited liability company

By: FX Luxury Las Vegas Parent, LLC (f/k/a BP Parent, LLC), a Delaware limited liability company, its sole member

By: FX Luxury, LLC (f/k/a FX Luxury Realty, LLC), a Delaware limited liability company, its sole member

By: FX Real Estate and Entertainment Inc., a Delaware corporation, its managing member

By:
Name:
Title:

FX Luxury Las Vegas Parent, LLC

By: FX Luxury, LLC (f/k/a FX Luxury Realty, LLC), a Delaware limited liability company, its sole member

By: FX Real Estate and Entertainment Inc., a Delaware corporation, its managing member

By:
Name:
Title:

LIRA Property Owner, LLC

By:
Name:
Title:

LIRA LLC

By:
Name:
Title:

Landesbank Baden-Württemberg,
New York Branch, as First Lien Agent

By:
Name:
Title:

By:
Name:
Title:

[FIRST LIEN LENDER SIGNATURE PAGES FOLLOW]FIRST LIEN LENDERS

LANDESBANK BADEN-WÜRTTEMBERG,
as a Lender

By:

Name:
Title:

By:

Name:
Title:

Aggregate principal amount of First Lien Secured Claims held as of the date above:

First Lien Secured Claim:

MÜNCHENER HYPOTHEKENBANK EG,
as a Lender

By:

Name:
Title:

By:

Name:
Title:

Aggregate principal amount of First Lien Secured Claims held as of the date above:

First Lien Secured Claim:

DEUTSCHE HYPOTHEKENBANK

(ACTIEN-GESELLSCHAFT), as a Lender

By:

Name:
Title:

By:

Name:
Title:

Aggregate principal amount of First Lien Secured Claims held as of the date above:

First Lien Secured Claim:

GREAT LAKES REINSURANCE (UK) PLC,
as a Lender

By:

Name:
Title:

By:

Name:
Title:

Aggregate principal amount of First Lien Secured Claims held as of the date above:

First Lien Secured Claim:

Exhibit A
First Lien Lenders

LANDESBANK BADEN-WÜRTTEMBERG

MÜNCHENER HYPOTHEKENBANK EG

DEUTSCHE HYPOTHEKENBANK (ACTIEN-GESELLSCHAFT)

GREAT LAKES REINSURANCE (UK) PLC

Exhibit B-1
Plan Term Sheet
Plan Term Sheet

Administrative Expense Claims “Administrative Expense Claims” shall include (a) Allowed1 claims for reasonable fees and expenses of professionals retained in the Prepackaged Case with the approval of the Bankruptcy Court, (b) all reasonable fees and expenses incurred by the professional advisors to the First Lien Agent (including, without limitation, Shearman & Sterling LLP and Lionel Sawyer & Collins) and the First Lien Lenders, and (c) Allowed claims under section 503(b) of the Bankruptcy Code.

The fees and expenses of the Debtor’s legal and other professionals (other than their sales agent) (the “Debtor’s Advisory Fees”) shall be capped in an aggregate amount not to exceed $1.25 million (the “Fee Cap”). The Budget (as defined in the Final Cash Collateral Order) will provide that the Debtor’s Advisory Fees may be adjusted downward to the extent necessary in any given month to ensure the availability of funds required to make the Minimum Adequate Protection Payments2 under the terms of the Cash Collateral Order (it being understood that any such reduced amounts for Debtor’s Advisory Fees will be subject to “catch up” payments in subsequent months).

Unless paid in full prior to the Plan Effective Date, New Borrower shall assume or cause to be paid all Allowed Administrative Expense Claims (including any Debtor’s Advisory Fees in excess of the Fee Cap): (a) on the Plan Effective Date or as soon thereafter as reasonably practicable, (b) in the ordinary course of the Debtor’s business, or (c) as otherwise agreed by the Debtor, the Senior Group and such holder.

New Borrower also will assume and cause to be paid any Permitted Advisory Fees (defined below) which are finally allowed in the cases and which were not satisfied from the reserves established by the Debtor on the Plan Effective Date.

Priority Claims Unless paid in full prior to the Plan Effective Date or provided for pursuant to a previously funded Chapter 11 Reserve, New Borrower shall cause to be paid all Allowed claims under sections 507(a)(2) through 507(a)(7) of the Bankruptcy Code, (a) on the Plan Effective Date or as soon thereafter as reasonably practicable, or (b) as otherwise agreed by the Debtor, the Senior Group and such holder.

1 “Allowed” shall mean any claim that is determined to be an allowed claim in accordance with section 502 and/or 506 of the Bankruptcy Code.
2 “Minimum Adequate Protection Payments” means payments sufficient to satisfy the amounts set forth in the clauses “first” and “second”, in the section entitled Distribution of Debtor’s Cash.

First Lien Secured Claims and Distributions All amounts owed under the terms of the First Lien Credit Agreement, including, without limitation, post-petition interest (to the extent permissible under the Bankruptcy Code) shall be treated as Allowed secured claims under the Plan.

On the Plan Effective Date, each First Lien Lender shall receive a pro rata distribution of (a) interests in the New Secured Loan plus (b) the Effective Date Amount payable pursuant to the Plan Funding Agreement plus (c) the Deposit plus (d) any Cash Distributions (defined below) payable to the First Lien Lenders.

Any adequate protection payments paid to the First Lien Lenders in connection with the Interim Cash Collateral Order or the Final Cash Collateral Order shall be retained by the First Lien Lenders and applied to reduce the interest or fees that otherwise would have been due and payable to the First Lien Lenders on account of their secured claims.

Note B Tranche shall be subordinated in the same manner as it is subordinated with respect to the First Lien Loan Documents.

For the purpose of calculating the interest payable under the First Lien Loan Documents the Plan Effective Date shall be deemed to be a date upon which interest is due and payable. Unless the Plan Effective Date is a date on which an interest payment would be due under the First Lien Loan Documents, the interest rate payable for the month in which the Plan Effective Date occurs shall be a ratable payment calculated as a fraction the numerator of which is the date on which the Plan Effective Date occurs and the denominator of which is the number of days in the month during which the Plan Effective Date occurs (e.g., if the Plan Effective Date occurs on March 10, the interest payable for March would be 10/31 of the payment that would otherwise have been due).

Distribution of Debtor’s Cash Except to the extent that it has been used to satisfy accrued administrative claims (other than claims of professionals), on the Plan Effective Date, the Debtor’s cash including without limitation (x) cash held by any of the First Lien Lenders in any collateral or other bank account (including the Interest Reserve),1 (y) cash held as Excess Funded Cash,2 or (z) as Chapter 11 Reserves3 for amounts which have not accrued and are not reasonably likely to accrue prior to the dismissal of the Prepackaged Case),4 (any such cash the “Available Funds”) shall be applied under the Plan in the following priority (any such payments, the “Cash Distributions”):

1. “Interest Reserve” shall have the meaning ascribed to such term in the Interim Cash Collateral Order and the Final Cash Collateral Order.

2. “Excess Funded Cash” shall have the meaning ascribed to such term in the Interim Cash Collateral Order and the Final Cash Collateral Order.

3. “Chapter 11 Reserves” shall have the meaning ascribed to such term in the Interim Cash Collateral Order and the Final Cash Collateral Order.

4. The amounts to be held back by the estate on account the amounts reasonably likely to accrue after the Effective Date but prior to the dismissal of the Prepackaged Case shall be determined in a mutually agreeable “wind-down budget” to be agreed by the Debtor and the First Lien Agent (with the consent of the First Lien Lenders).

first, to fund an advance by the First Lien Lenders to the New Borrower to establish a reserve for operating expenses provided for pursuant to the Budget (as it may be amended in connection with the New Secured Loan) for the remainder of the month in which the Plan Effective Date occurs to the extent such amounts have not been paid pursuant to the Final Cash Collateral Order or the Plan (the “Opex Costs”);

second, costs and expenses of the First Lien Agent and the First Lien Lenders (including those of their respective counsel and other advisors) incurred (to the extent not previously paid) in connection with the Prepackaged Case and the Transaction (the “Lenders’ Fees”);

third, the Debtor’s Advisory Fees, or the establishment of a reserve for the payment of same (to the extent they have accrued through the Effective Date, but were not previously paid) upon final allowance, in either case in an amount not to exceed the Fee Cap (the “Permitted Advisory Fees”);

fourth, to fund an advance by the First Lien Lenders to the New Borrower to satisfy any costs relating to title insurance (which insurance shall be reasonably acceptable to the First Lien Agent and the New Borrower) and other items relating to the closing of the New Loan Documents including, but not limited to, the legal fees and expenses of the Senior Group and the New Borrower relating solely to the closing of the New Secured Loan, that the Senior Group may agree to in writing in their sole discretion (collectively, the “Closing Transaction Expenses”); provided, however, that the First Lien Lenders shall not be required to advance funds in excess of the Aggregate Interest Accrual Cap5 if there is not sufficient cash to satisfy this priority “fourth”;

fifth; to the payment of the LIBOR plus Liquidity Spread portion of the interest on the First Lien Loan in an amount not to exceed that set forth in Exhibit B-4 (the “Minimum Interest Payment”);

sixth; to the payment of the Case Margin portion of the interest on the First Lien Loan in an amount not to exceed that set forth in Exhibit B-4.

To the extent that Available Funds are sufficient to satisfy each of the amounts above, any additional Available Funds shall be transferred to the Holding Account (as defined in the New Secured Loan Documents) on the Plan Effective Date and applied in accordance with the terms and conditions of the New Secured Loan and shall be treated as collateral under that loan for all purposes.

To the extent Available Funds are not sufficient to pay the Lenders’ Fees, such amounts (the “Unpaid Lenders’ Fees”) shall be paid by the New Entities on or prior to the Plan Effective Date.

5. “Aggregate Interest Accrual Cap” means an aggregate cap of $1.2 million, less the amount of any Permitted Advisory Fees which have been funded or reserved for during the Prepackaged Case or on the Plan Effective Date.

To the extent Available Funds and the advances described above are not sufficient to pay the Permitted Advisory Fees and Closing Transaction Expenses, any such deficiency shall, at New Borrowers option, (x) be paid by the New Entities on the Plan Effective Date or (y) be assumed by the New Borrower under the terms of the Plan.

To the extent Available Funds are not sufficient to pay the Minimum Interest Payment, such amounts shall, at New Borrowers option, (x) be paid by the New Entities or (y) added to the principal amount of the New Secured Loan in accordance with Section 3 of the New Secured Loan Term Sheet.

To the extent Available Funds are not sufficient to pay the Case Margin Interest set forth in the clause “fifth” above, such amounts shall be incorporated into and made part of the New Secured Loan and be payable thereunder pursuant to the terms of the New Secured Loan Term Sheet.

General Unsecured Claims The holders of any unsecured claims (including the Second Lien Loan) in the Debtor will receive no distributions under the Plan on account of such claims.

Equity Interests The holders of equity interests in the Debtor will receive no distributions under the Plan on account of such interests. All existing equity interests will be cancelled on the Plan Effective Date.

Executory Contracts & Leases To be assumed and assigned to New Borrower.

Conveyance of the Properties Conveyance of the Properties to the New Borrower to be effectuated pursuant to the terms of the Plan.

Other The Plan shall include customary conditions to effectiveness, including, without limitation, that (i) the Confirmation Order has become a Final Order, (ii) the Lock Up and Plan Support Agreement has not been terminated, (iii) all conditions precedent to the closing of the New Secured Loan Documents, including payment of all costs and expenses of the First Lien Agent and the First Lien Lenders (including those of their respective counsel and other advisors) incurred in connection with the New Secured Loan, have been satisfied or waived in accordance with the terms thereof, and (iv) the Effective Date Amount shall have been funded pursuant to the terms of the Plan Funding Agreement.

Releases First Lien Lenders and First Lien Agent to get full releases from the Debtor Parties, the New Entities and the Equity Sponsors in connection with the transactions contemplated hereby.

Equity Sponsors to get full releases from claims arising prior to the Plan Effective Date from the Debtor Parties, the New Entities, the First Lien Lenders and First Lien Agent in connection with the transactions contemplated hereby.

Reconciliation of Funds The conditions to the effectiveness of the Plan shall include a condition that the First Lien Agent, the Debtor and the New Borrower shall agree to a closing flow of funds memorandum consistent with the terms of the Plan and the waterfall outlined above.

Exhibit B-2

PFA and Equity Sponsor Commitment Term SheetPFA and Equity Sponsor Commitment Term Sheet

Equity Sponsors
Robert F.X. Sillerman, Paul C. Kanavos and Brett Torino.
Subject to reasonable diligence by the First Lien
Lenders, The Huff Alternative Fund, L.P. (or an
affiliate of such entity that is reasonably acceptable
to the First Lien Lenders) may become an Equity Sponsor
at a later date subject to entry into any appropriate
joinder agreements or other appropriate documentation
as may be required by the Parties (any such entity a
“Huff Sponsor”).

Commitment Amount and Funding
The sum of (x) $16,150,000, plus (y) the difference
between (A) $650,000 and (B) the Overhead Amount.
Upon the Plan Effective Date and simultaneously with
the acquisition of the Properties from the Debtor, the
Effective Date Amount shall be paid directly by New
Borrower for the benefit of the First Lien Lenders.

Deposit Upon Execution of Plan Funding Agreement
$2.2 million
To be deposited with, and held in escrow by, an escrow
agent reasonably acceptable to the New Borrower and the
First Lien Agent upon execution of the Plan Funding
Agreement and until the earlier to occur of (i) the
Plan Effective Date; or (ii) the termination of the
Lock Up and Plan Support Agreement in accordance with
its terms (in which event it shall be returned to the
New Borrower, except as otherwise provided below).

Default and Remedies	Provided that the Plan Funding Agreement has first been executed, upon the occurrence of any Fault-Based Termination under the Lock Up and Plan Support Agreement:

(a) the Deposit shall be paid to the First Lien Agent
for the benefit of the First Lien Lenders and shall be
applied to the Debtor Parties’ obligations under the
First Lien Credit Agreement; and
(b) an additional $650,000 shall be paid by New
Borrower to the First Lien Agent from contributions to
New Parent by the Equity Sponsors (for such purpose) to
benefit the First Lien Lenders and shall be applied to
the Debtor Parties’ obligations under the First Lien
Credit Agreement.
The payments referenced above shall be the sole remedy
for any Fault-Based Termination under the Lock Up and
Plan Support Agreement.

Application of the Commitment Amount
Upon receipt by the First Lien Agent of the Effective
Date Amount and the Deposit on the Plan Effective Date,
such amounts shall be applied by the First Lien Agent
to principal, interest reserve and capital expenditure
reserve in accordance with the provisions of the New
Secured Loan Documents.

Representations and Warranties	Customary for commitments of this nature.
Assignment	Any assignment by New Borrower and Equity Sponsors shall not relieve them of responsibility for the funding provided under the PFA and Equity Sponsor Commitment.
Governing Law	State of New York

Exhibit B-3
Auction and Bidding Procedures MotionAuction and Bidding Procedures Motion Term Sheet

The Auction and Bidding Procedures Motion to be filed with the Bankruptcy Court in connection with the Auction shall provide, among other things, for the following:

Sale Price	No less than the Minimum Bid Threshold
Bidding Deadline	Seventy-five (75) days after entry of the Bankruptcy Court’s order approving the auction and the bidding procedures.
Qualified Bid – Certain	A bid will be deemed a Qualified Bid if:
Terms and Conditions of the Sale
(a) it is submitted by the Bidding Deadline
(b) it is a cash only/cash with a firm financing commitment, with a
10% escrow and balance to be paid at closing
(c) it is in an amount not less than the Minimum Bid Threshold
(d) it provides that the buyer will pay all transfer taxes and title insurance incurred in connection with the sale
(e) it provides for a purchase as-is, where-is with no substantial representations or warranties from the seller
(f) it is accompanied by:

a purchase and sale agreement executed by the bidder
evidence of a deposit in escrow, by the bidding deadline, of an amount equal to 10% of purchase price
proof of the bidder’s ability to close escrow within 30 days after entry of the Bankruptcy Court’s order approving the sale

Non Disclosure and Confidentiality Agreement	To be drafted on usual and customary terms and conditions and to be executed by prospective bidders in order to receive access to the due diligence room
Mutual Due Diligence Data Room	Parties will establish a mutual due diligence room and will cooperate to gather non-privileged documents within their possession and control, for the purpose of the Plan and the Auction, including:

Lease rent roll and tenant litigation
Existing title policies with updated title reports and exceptions
Unexpired leases and executory contracts
Parking agreements and other existing approvals — with explanatory memoranda
Most recent environmental reports for the Properties
Unaudited financials for the Properties for the years 2008 and 2009
Receiver’s report and cash flow projections
REA and amendments – with explanatory memoranda
FAA approvals
Marriot settlement agreement regarding future development
Other usual and customary “due diligence” materials

Auction Date	An auction pursuant to section 363 of the Bankruptcy Code will take place if more than one Qualified Bid acceptable to the Debtor and the First Lien Agent is submitted.
Sale Date
If only one Qualified Bid acceptable to the Debtor and the First Lien
Agent is submitted, a sale pursuant to section 363 of the Bankruptcy
Code will take place not later than thirty (30) days after entry of the Bankruptcy Court’s order approving the sale.

Proceeds of Sale
Order confirming sale shall provide for immediate payment and application of proceeds to satisfy the claims of the Senior Group.
Any amounts in excess of the amount required to satisfy the claims of the Senior Group shall be distributed or applied in accordance with the Bankruptcy Code.

Plan in lieu of the Sale	If no acceptable Qualified Bids are timely received, Debtor shall proceed to confirmation of the Plan

Exhibit B-4
Interest Rate on First Lien LoanInterest Rate on First Lien Loan

Interest Rate on First Lien Loan. Subject to the occurrence of the Plan Effective Date, and notwithstanding anything to the contrary contained in the First Lien Credit Agreement, solely for the purposes of determining (i) the application of the adequate protection payments payable during the Prepackaged Case and (ii) the aggregate amounts due under the New Secured Loan upon consummation of the Transaction, the interest rate under the First Lien Credit Agreement shall be deemed to be and shall be calculated as if such rate were as follows:

•	from and after the Maturity Date (as defined in the First Lien Credit Agreement), through the Petition Date, the otherwise applicable rate of interest under the First Lien Credit Agreement less the amount of any default interest that would otherwise have been due and payable thereunder; and

•	from and after the Petition Date, through the Plan Effective Date, a rate equal to 1-month LIBOR plus the Liquidity Spread (as defined in the New Secured Loan Term Sheet)[1], plus the Case Margin. For purposes of this Agreement, “Case Margin” shall mean 150 basis points per annum calculated on a per diem basis.

For the sake of greater certainty, neither of the above interest rates shall be effective if the Transaction is not consummated consistent with this Agreement, and, if this Agreement is terminated prior to the Plan Effective Date, this provision shall be null and void and of no further force or effect and the otherwise applicable rates of interest (including, without limitation, default interest) due under the First Lien Credit Agreement shall become due and payable immediately and shall be otherwise reinstated and remain in full force and effect.

1. During the pendency of the Debtor’s chapter 11 case the LIBOR plus Liquidity Spread rate shall be deemed to be one-month LIBOR plus 150 basis points, subject to a final adjustment and true-up at the conclusion of the case based on a good faith calculation by the First Lien Agent of the LIBOR plus Liquidity Spread rate applicable during the pendency of the case if such rate would be higher than one-month LIBOR plus 150 basis points. Pursuant to this true-up, the First Lien Lenders shall either receive cash payment the amount by which the actual Liquidity Spread differed from the deemed rate or such amount shall be added to the total balance of the New Secured Loan.

Exhibit C
New Secured Loan Term Sheet

TERM SHEET FOR NEW FIRST LIEN LOAN

October 23, 2009

Summary of terms of new loan to be made by Landesbank Baden-Württemberg, New York Branch, as administrative agent and collateral agent (in such capacity, “Agent”) on behalf of certain lenders (“Lenders”) to a newly formed single purpose entity (“New Borrower”).

For reference purposes only, the existing first lien mortgage loan (the “Existing Loan”) was made pursuant to that certain Amended and Restated Credit Agreement (“First Lien Credit Agreement”), dated as of July 6, 2007 among FX Luxury Las Vegas Parent, LLC (f/k/a BP Parent, LLC), FX Luxury Las Vegas I, LLC (f/k/a Metroflag BP, LLC) and FX Luxury Las Vegas II, LLC (f/k/a Metroflag Cable, LLC) (collectively, “Existing Borrower”), Lenders party thereto (“Lenders”) and Agent, as successor in interest to Credit Suisse, Cayman Islands Branch, as Administrative Agent and Collateral Agent (in such capacity, “Agent”). Capitalized terms used herein without being defined herein shall have the meaning set forth in the First Lien Credit Agreement.

New Borrower, Agent and Lenders hereby agree to consummate a new first lien mortgage loan (the “New Loan”) containing the following terms:

1.	Intentionally Omitted.

2.	Effective Date of New Loan. The New Loan would be made effective upon the transfer of the property to New Borrower in accordance with the provisions of the Plan (the “Effective Date”).

3.	Principal Amount of Loan. The amount of the New Loan as of the Effective Date shall be the sum of (i) $244,000,000.00, plus (ii) all accrued interest incurred (and unpaid) prior to the filing of the bankruptcy of Existing Borrower, plus (iii) all accrued and unpaid fees of Agent incurred prior to the bankruptcy of the Existing Borrower, plus (iv) all accrued and unpaid interest incurred (and unpaid) during the bankruptcy of the Existing Borrower, plus (v) all accrued and unpaid fees of Agent incurred during the bankruptcy of the Existing Borrower, plus (vi) any other amounts to be included as principal of the New Loan as set forth in the Lockup Agreement, each of the foregoing as more specifically described and calculated as set forth in the Lock-Up Agreement.

4.	Repayment of Existing Loan. The Existing Loan shall be repaid on the Effective Date from (a) the proceeds of the New Loan, plus (b) a payment by or on behalf of New Borrower of $15,000,000.00.

5.	Initial Maturity Date of the New Loan. Six (6) years from the Effective Date (such term, the “Initial Term” and such date, the “Initial Maturity Date”).

6.	Extension Option. There shall be one (1) one-year (the “Extension Term”) extension option (the “Extension Option”) subject to the following conditions to be satisfied upon the exercise of the Extension Option: (i) New Borrower has provided to Agent not less than ninety (90) days prior written notice of its intention to exercise the Extension Option; (ii) on the date such notice is received by Agent and on the commencement date of the Extension Term, no Event of Default shall exist and be continuing; (iii) on or before the commencement date of the Extension Term, New Borrower shall have paid to Agent the Exit Fee in full; (iv) on or before the commencement date of the Extension Term, New Borrower shall have paid to Agent an extension fee equal to thirty-five (35) basis points on the then outstanding principal balance of the New Loan; (v) the DSCR shall be no less than 1.2:1.0 (based on a forward looking 12-month basis on the then applicable interest rate for the Extension Term, which will assume a new Liquidity Spread and Margin method as set forth below); (vi) the Liquidity Spread shall be adjusted as per below to the First Lien Lenders’ cost of funds as of the commencement of the Extension Term; and (vii) the Margin shall be increased to the greater of (a) 170 basis points and (b) the current market margin, such margin to be paid currently and not accrued).

7.	Interest Rate: Floating rate on one (1) or three (3) month cost of funds ($-LIBOR plus Liquidity Spread (as defined below)) plus Margin. Borrower has the option to choose a one (1) or three (3) month period at the end of each interest period, but there may be no more than two (2) LIBOR tranches at any one time. The monthly payment during the Initial Term shall be equal to LIBOR plus Liquidity Spread.

8.	Interest Rate Hedge Requirement. No interest rate hedging agreement or other arrangement shall be required.

9.	Liquidity Spread: The Liquidity Spread shall mean Lenders’ costs for providing liquidity throughout the term of the New Loan; the highest cost among Lenders’ rates shall apply. The final spread will be settled two (2) Business Days prior to closing and will then be fixed and payable throughout Initial Term. For the Extension Term a new Liquidity Spread will be settled two (2) days prior to the commencement of the Extension Term and will then be fixed and payable throughout the Extension Term. If the then applicable Liquidity Spread is greater than the immediately preceding Liquidity Spread, the greater Liquidity Spread shall apply. As of October 22, 2009, the Liquidity Spread is equal to 150 bps per annum for a 6-year term.

10.	Margin. During the Initial Term, the Interest Rate Margin on the New Loan shall be 150 bps per annum, but shall accrue and be paid as an Exit Fee (see below).

11.	Prepayment. Prepayment in amounts of at least $1,000,000.00 shall be possible subject to (a) 10 business days prior notice, (b) payment of any breakage costs (including, without limitation, with respect to LIBOR breakage and Liquidity Spread breakage), which costs shall be calculated by Lenders and binding on New Borrower and (c) payment of the Currency Breakage Prepayment Premium with respect to the portion of the New Loan being prepaid to MHB; provided, however, the Currency Breakage Prepayment Premium shall not be payable in connection with partial prepayments of the New Loan made pursuant to the waterfall set forth in paragraph 21. The parties will reasonably cooperate to minimize any breakage fees in connection with any prepayment as a result of any payments made under the waterfall set forth in paragraph 21, including application at the end of an applicable LIBOR period. For purposes hereof, “Currency Breakage Prepayment Premium” shall mean: (i) 250 bps in year 1 of the Initial Term, (ii) 200 bps in year 2 of the Initial Term; (iii) 150 bps in year 3 of the Initial Term; (iv) 100 bps in year 4 of the Initial Term; (v) 50 bps in year 5 of the Initial Term; and (vi) 0 bps in year 6 of the Initial Term.

12.	Amortization. Interest only to be paid during the Initial Term and the Extension Term, to be paid from the Net Operating Income and/or the Interest Reserve Account, if necessary. Any amortization payments shall be made pursuant to the waterfall set forth in paragraph 21 below.

13.	Exit Fee & Case Margin. Upon the earlier of the Initial Maturity Date or repayment of the New Loan, New Borrower shall pay to Lenders a fee equal to 150 basis points per annum calculated on a per diem basis (the “Exit Fee”) less any amounts paid to Lenders pursuant to the waterfall set forth in paragraph 21, subparagraph “eleventh”, below. Upon the earlier of the Initial Maturity Date or repayment of the New Loan, New Borrower shall pay to Lenders any unpaid “Case Margin”, as set forth in the Lock-Up Agreement (the “Case Margin”) less any amounts paid to Lenders pursuant to the waterfall set forth in paragraph 21, subparagraph “ninth” below.

14.	Limited Non-Recourse Carve-Out Guaranty. Limited Non-Recourse Carve-Out Guaranty from Guarantor (defined below), in the amount of $60,000,000.00, which provides that the Loan shall immediately become full recourse to Guarantor in the event of the following: (a) a voluntary (or colluded) bankruptcy of New Borrower, (b) misappropriation of funds, but only to the extent of actual loss, and (c) if upon a Monetary Event of Default (after all notice and cure periods), New Borrower attempts to hinder, delay or cancel a trustee’s sale through legal proceedings. Such Guaranty shall burn down pro rata each year of the Initial Term to a floor of $20,000,000.00 (i.e., 1/6 of $40M per each year of the Initial Term).

15.	Interest Reserve. Borrower will deposit into the Interest Reserve Account on or before the Effective Date, $2,000,000.00.

16.	Interest Reserve Replenishment. Interest Reserve to be replenished pursuant to the waterfall set forth in paragraph 21 below, up to an amount equal to six (6) months of interest payments (LIBOR plus Liquidity Spread, but not including the Margin).

17.	Interest Payment Guaranty. Interest Payment Guaranty from Guarantor (defined below), guaranteeing three (3) months of interest payments (LIBOR plus Liquidity Spread).

18.	Guarantor. Guarantor to be a credit-worthy person(s) and/or entity(ies) acceptable to the First Lien Lenders. Guarantors shall initially be Robert F.X. Sillerman, Paul C. Kanavos and Brett Torino and initially or later, possibly The Huff Alternative Fund, L.P. and The Huff Alternative Parallel Fund, L.P., or others, subject to Agent’s review and approval of financial statements to be provided by or on behalf of the proposed Guarantors.

19.	Capital Expenditures. In the event New Borrower desires to undertake any capital expenditures and/or any tenant improvements, New Borrower shall first provide to Agent a capital expenditure/tenant improvement budget, which shall be subject to the reasonable approval of Agent. In the event that there is not sufficient cash flow to pay for such approved capital expenditures and/or tenant improvements (after taking into account any amounts on reserve in the Capital Expenditure/Tenant Improvement Reserve), and New Borrower desires to undertake such approved capital expenditures/tenant improvements, such shortfall shall be at the sole cost and expense of New Borrower, subject to reimbursement of such shortfall amounts expended pursuant to “sixth” and “seventh” of paragraph 21 below.

20.	Capital Expenditure/Tenant Improvement Reserve. Borrower shall deposit into the Capital Expenditure/Tenant Improvement Reserve on or before the Effective Date, $2,000,000.00 less an Overhead Allowance. “Overhead Allowance” shall mean the amount New Borrower advances with respect to salaries and general overhead from the Petition Date until the Effective Date for New Borrower, or Existing Borrower’s parent or ultimate parent (but not Existing Borrower), but in no event more than $650,000.00.

21.	Cash Management. All revenue from Property shall be deposited into a lockbox account established by New Borrower and pledged to Agent on behalf of Lenders. All funds on deposit shall be disbursed as follows: first, to fund operating expenses (pursuant to an operating budget reasonably approved by Agent); second, to fund a tax reserve account; third, to fund an insurance reserve account; fourth, to fund current interest due and payable; fifth, to replenish the interest reserve account (up to an amount equal to 6-months of interest); sixth, to replenish the capital expenditure/tenant improvement reserve account (up to $2M); seventh, provided no Monetary Event of Default or Triggering Event of Default (to be defined and agreed to by New Borrower and Lenders) has occurred and is continuing, to New Borrower to the extent New Borrower has incurred any costs, pursuant to an approved budget, in respect of any new lease agreement or capital improvement; eighth, to Agent, to the extent that any costs, expenses and/or accrued (but unpaid) interest becomes part of the New Loan as set forth in the Lock-Up Agreement (see paragraph 3), which amounts shall applied to prepay the New Loan; provided, however, in the event that any such prepayment shall result in breakage costs, at New Borrower’s option, such amounts that would otherwise cause such breakage costs shall be deposited in a segregated, interest bearing account pledged to Agent on behalf of Lenders as additional collateral for the New Loan; ninth, to Agent, to be applied to the payment of the Case Margin; tenth, provided no Monetary Event of Default or Triggering Event of Default has occurred and is continuing, to New Borrower in an amount equal to (x) taxable income attributed to the Property ownership times (y) the maximum Federal, State and City tax rate applicable to a taxable individual beneficial owner of New Borrower (a “pass-through” entity) resident in New York City (as verified by an independent accountant acceptable to Agent and Lenders); and eleventh, to be disbursed in equal parts as follows: (a) to Lenders, with any such amounts disbursed to Lenders to be applied to the payment of the Exit Fee; it being understood that upon payment of the Exit Fee in full (whether by crediting amounts disbursed in accordance with the above waterfall or otherwise), all excess amounts being distributed to Lenders in accordance with the above waterfall shall thereafter be applied to prepay the New Loan; provided, however, in the event that any such prepayment shall result in breakage costs, at New Borrower’s option, such amounts that would otherwise cause such breakage costs shall be deposited into a segregated, interest bearing account pledged to Agent on behalf of Lenders as additional collateral for the New Loan, and (b) provided no Monetary Event of Default or Triggering Event of Default has occurred and is continuing, to New Borrower. Any interest earned in the account(s) described in the preceding clauses “eighth” and “eleventh” (the “Prepayment Accounts”) shall be credited to each respective account. Agent shall have the right to apply the funds on account in any Prepayment Account if such application shall not result in any breakage costs or upon the occurrence of an Event of Default or Triggering Event of Default. For the avoidance of doubt, any amounts deposited into any Prepayment Account shall not be deemed to be a prepayment or repayment or reduction of the outstanding principal amount of the New Loan and such amounts shall continue to bear interest until such amounts are actually applied to reduce the outstanding principal amount of the New Loan.

22.	Property Manager. New Borrower shall be permitted to select the property manager and leasing agent, if any, and any replacement property manager or leasing agent subject to the reasonable approval of Agent. Any property management agreement or leasing commission agreement shall be subject to the prior approval of Agent. It is contemplated that these will be affiliates of New Borrower.

23.	Operating Budget. New Borrower shall provide to Agent on or before the Effective Date and each January 1st following the Effective Date a proposed annual operating budget which shall be subject to the reasonable approval of Agent (the “Operating Budget”). The Operating Budget shall contain, but not be limited to, real property Taxes, insurance premiums, and any other reasonable cost or expense related to the Property as approved by Agent (the “Approved Expenses”). In the event that there is not sufficient cash flow to pay the Approved Expenses, such shortfall shall be at the sole cost and expense of New Borrower. Note, the Cushman & Wakefield report of February 2009 (attached to the Receiver motion) states that the Property with a Total Rental Area of 194,171 sft could be managed at a cost of approx. $30.00 USD psf per annum. Notwithstanding the forgoing, the initial Operating Budget shall be based on the budget relating to the property operations during bankruptcy.

24.	Leasing. Borrower shall be permitted to enter into Qualified Leases without Agent’s consent. A “Qualified Lease” means a lease or amendment, renewal or extension thereof that (a) provides for rental rates and term, which, in New Borrower’s reasonable judgment (supported by applicable evidence in Agent’s reasonable discretion), are comparable to existing local market rates and terms, (b) is an arms-length transaction, (c) is for a term of not more than six (6) years, but not exceeding the Initial Maturity Date of the New Loan; provided, however, the term of such lease may be more than six (6) years or exceed the Initial Maturity Date if such lease is cancelable after the earlier of six (6) years or the Initial Maturity Date by the landlord thereunder (or successor thereto) on not less than ninety (90) days notice, (d) provides that such lease is subordinate to the First Lien Mortgage and that the tenant under such lease shall attorn to Agent and (e) is on New Borrower’s standard form lease (which shall be previously approved by Agent). Any lease which is not a Qualified Lease shall be permitted only with Agent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that Agent fails to notify Borrower within ten (10) Business Days after receipt of Borrower’s written request for consent, such consent shall be deemed to be given. While New Borrower would expect that short-term leases where extensive tenant installation work is not required will generally not require a non-disturbance agreement (and New Borrower shall not offer one in those circumstances), if and to the extent that New Borrower believes it is appropriate to seek a non-disturbance agreement, whether due to the lease term, credit of the tenant or expense of required tenant installation, Agent will not unreasonably withhold, condition or delay its consent thereto. Upon the second anniversary of the Effective Date, New Borrower and Agent shall cooperate in all reasonable respects to reevaluate the terms and provisions of the definition of “Qualified Lease”.

25.	Loan Documents. Loan Documents to reflect a “retail loan” (not a “development loan”) and are to include covenants and conditions for such a loan to be negotiated by the parties.

26.	Title Insurance. New Borrower shall, at its sole cost and expense, deliver to Agent a new title insurance policy for the amount of the New Loan.

27.	Opinions. New Borrower shall, at its sole cost and expense, deliver to Agent legal opinions, as reasonably requested by Agent with respect to New York Law and Nevada Law, and the law of the jurisdiction of New Borrower, the member(s) of New Borrower and Guarantor (collectively, the “New Borrower Parties”), with respect to the due authorization, execution, delivery, enforceability and any other matters reasonably requested by Agent with respect to any and all documents executed and delivered by any New Borrower Party and any Affiliate of any New Borrower Party, such opinions to be in form and substance satisfactory to Agent.

28.	Costs & Expenses: New Borrower shall pay for all costs and expenses of Agent, Lenders and their respective counsel in connection with the consummation of the New Loan.

29.	Transfer Taxes. Any transfer tax incurred in connection with the New Loan and/or the transfer of the ownership of the property from Existing Borrower to New Borrower shall be at New Borrower’s sole cost and expense.

The foregoing terms are a statement of the parties’ general intent only and do not set forth all of the terms and conditions which are required for the transaction or required in the Loan Documents which the parties are to negotiate and agree upon in their sole discretion. Nothing contained in this term sheet, nor the execution or delivery of this letter by any person or entity, shall be deemed an offer, an acceptance or binding upon any person or entity. Except as set forth in the below, none of the parties hereto will have any legal obligation to any other party hereunder unless and until definitive documentation shall have been executed and delivered by all parties thereto.

Exhibit D
Interim Cash Collateral Order

Rodney M. Jean, #1395
Cam Ferenbach, #0096
Mohamed A. Iqbal, Jr., #10623
LIONEL SAWYER & COLLINS
1700 Bank of America Plaza
300 South Fourth Street
Las Vegas, NV 89101
Telephone: (702) 383-8888
Facsimile: (702) 383-8845

Michael H. Torkin (MT-5511)
Randall L. Martin (RM-1433)
SHEARMAN & STERLING LLP
599 Lexington Avenue
New York, NY 10022
Telephone: (212) 848-4000
Facsimile: (212) 848-7179

Attorneys for LANDESBANK BADEN-WÜRTTEMBERG,
NEW YORK BRANCH, as Administrative Agent and Collateral Agent

UNITED STATES BANKRUPTCY COURT

DISTRICT OF NEVADA

In re FX LUXURY LAS VEGAS I, LLC, a Nevada limited liability company, Debtor.
Case No. BK-S-09
Chapter 11
INTERIM ORDER PURSUANT TO
11 U.S.C. §§ 105, 361, 362 AND
363 AND FED. R.
BANKR. P. 2002, 4001 AND 9014
(I) AUTHORIZING THE DEBTORS TO
USE
CASH COLLATERAL AND
(II) GRANTING ADEQUATE
PROTECTION
Hearing Date:

Hearing Time:

Upon the emergency motion (the “Motion”), dated November [• ], 2009, of FX Luxury Las Vegas I, LLC (the “Debtor”) debtor and debtor-in-possession in the above-captioned case, requesting entry of an order (this “Interim Order”) pursuant to Sections 105, 361, 362 and 363 of title 11, United States Code, 11 U.S.C. §§ 101 et seq. (as amended, the “Bankruptcy Code”), authorizing the Debtor to use Cash Collateral (as defined below); and the Court having conducted a hearing (the “Hearing”) to consider the relief requested in the Motion; and the Court having considered the Omnibus Declaration of Mitchell J. Nelson Filed in Support of First Day Motions, filed on the Petition Date (as defined below); and upon the entire record made at the Hearing and the Court having found good and sufficient cause appearing therefor,

THE COURT HEREBY FINDS AND DETERMINES that:

(a) On November [• ], 2009 (the “Petition Date”), the Debtor filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Nevada.

(b) The Debtor is operating its businesses and managing its properties as a debtor in possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code.

(c) No request has been made for the appointment of a trustee or examiner. No official committee of unsecured creditors or equity security holders has been appointed in these cases.

(d) This Court has jurisdiction over this chapter 11 case and the Motion pursuant to 28 U.S.C. § 157(b) and 1334.

(e) Consideration of the Motion constitutes a core proceeding as defined in 28 U.S.C. § 157(b)(2).

(f) The predicates for the relief granted herein are Sections 105, 361, 362 and 363 of the Bankruptcy Code and Rules 2002, 4001(b), 4001(d) and 9014 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”) and LR 4001 of the Local Rules of Practice for the United States District Court for the District of Nevada (the “Local Rules”).

(g) Venue of the Debtor’s chapter 11 case in this district is proper pursuant to 28 U.S.C. §§ 1408 and 1409.

(h) The Debtor is the owner of certain property consisting of nine contiguous tax parcels covering 17.72 acres, located at the southeast corner of Las Vegas Boulevard and Harmon Avenue, Las Vegas, Nevada, as further identified by Assessor Parcel Numbers 162-21-301-001, 162-21-301-003, 162-21-301-009, 162-21-301-014, 162-21-301-016, 162-21-301-017, 162-21-301-018, 162-21-301-019 and 162-21-301-020 (the “Real Property Collateral”).

(i) Pursuant to the terms of that certain Amended and Restated Credit Agreement, dated as of July 6, 2007 (as amended, the “First Lien Credit Agreement”; together with the Loan Documents (as defined in the First Lien Credit Agreement), the “First Lien Loan Documents”), by and among Metroflag BP, LLC (subsequently renamed FX Luxury Las Vegas I, LLC) and Metroflag Cable, LLC (subsequently renamed FX Luxury Las Vegas II, LLC and merged into the Debtor on [?], 2009), as borrowers (collectively, the “Borrowers”), BP Parent, LLC (subsequently renamed FX Luxury Las Vegas Parent, LLC and merged into the Debtor on [?], 2009), as guarantor (“Guarantor”)1, the lenders party thereto (collectively, the parties from time to time holding the indebtedness under the First Lien Credit Agreement, the “First Lien Lenders”), and Credit Suisse, Cayman Islands Branch (“Credit Suisse”), as administrative agent and collateral agent for the First Lien Lenders, the Borrowers borrowed $280,000,000 (the “First Lien Loan”), which loan was secured by, among other things, a first lien security interest in the Real Property Collateral pursuant to that certain First Lien Deed of Trust, Security Agreement, Assignment of Rents and Leases and Fixture Filing, dated as of May 11, 2007, and recorded on

1. On [• ], 2009 the Borrowers and the Guarantor merged, with the Debtor being the surviving entity.

May 11, 2007, in Book 20070511 as Instrument 0004533 in the Official Records of Clark County, Nevada, by Borrowers in favor of First American Title Insurance Company, as trustee (the “Security Trustee”2) for the benefit of Credit Suisse as administrative agent and as collateral agent for the First Lien Lenders, as amended by that certain First Amendment to First Lien Deed of Trust, Security Agreement, Assignment of Rents and Leases and Fixture Filing, dated as of July 6, 2007, and recorded on July 6, 2007, in Book 20070706 as Instrument 0004184, by Borrowers in favor of the Security Trustee for the benefit of Credit Suisse, as administrative agent and collateral agent for First Lien Lenders (as amended, amended and restated, supplemented and modified from time to time, the “First Lien Deed of Trust”).

(j) Pursuant to the terms of that certain Amended and Restated Credit Agreement, dated as of July 6, 2007 (as amended, the “Second Lien Credit Agreement”; together with the Loan Documents (as defined in the Second Lien Credit Agreement), the “Second Lien Loan Documents”), by and among the Borrowers, as borrowers, Guarantor, the lenders party thereto (collectively, the parties from time to time holding the indebtedness under the Second Lien Credit Agreement, the “Second Lien Lenders” and together with the First Lien Lenders, the “Prepetition Lenders”), and NexBank SSB, as successor in interest to Credit Suisse, as second lien administrative agent and collateral agent (the “Second Lien Agent” and collectively with the

2. Nevada Title Company, a Nevada corporation, was substituted in place of First American Title Insurance Company, the original Trustee under the First Lien Deed of Trust, pursuant to a Substitution of Trustee recorded on April 9, 2009 in Book 20090409 as Instrument 0003049 in the Official Records of Clark County, Nevada.

First Lien Agent (as hereinafter defined), the “Agents”), the Borrowers borrowed $195,000,000, which loan was secured by a second lien security interest in the Real Property Collateral pursuant to that certain Second Lien Deed of Trust, Security Agreement, Assignment of Rents and Leases and Fixture Filing, dated as of May 11, 2007, and recorded on May 11, 2007, in Book 20070511 as Instrument 0004536 in the Official Records of Clark County, Nevada, by Borrowers in favor of the Security Trustee for the benefit of Credit Suisse, as administrative agent and collateral agent for the Second Lien Lenders, as amended by that certain First Amendment to Second Lien Deed of Trust, Security Agreement, Assignment of Rents and Leases and Fixture Filing, dated as of July 6, 2007, and recorded on July 6, 2007, in Book 20070706 as Instrument 0004185 in the Official Records of Clark County, Nevada, by Borrowers in favor of the Security Trustee for the benefit of Credit Suisse, as administrative agent and collateral agent for the Second Lien Lenders (as amended, amended and restated, modified or supplemented from time to time, the “Second Lien Deed of Trust”).

(k) Pursuant to the terms of that certain Co-Lender Agreement, dated as of July 6, 2007, by and between Column Financial, Inc., Münchener Hypothekenbank eG (“MHB”) and Deutsche Hypothekenbank (Actien-Gesellschaft) (“Deutsche Hypo”), (i) the First Lien Loan was split into two tranches, an A tranche (the “Note A Tranche”) in the amount of $250,000,000, and a B Tranche (the “Note B Tranche”) in the amount of $30,000,000, with the Note B Tranche to at all times be junior, subject and subordinate to the Note A Tranche, (ii) Deutsche Hypo acquired its interest in the Note A Tranche in an amount equal to $125,000,000 and (iii) MHB acquired its interest in the Note A Tranche in an amount equal to $125,000,000 and its interest in the Note B Tranche in an amount equal to $30,000,000.

(l) Pursuant to the terms of that certain Assignment Agreement, dated as of December 17, 2007, (i) Deutsche Hypo assigned a portion of its interest in the Note A Tranche in an amount of $80,000,000 to Landesbank Baden-Württemberg (“LBBW”) and (ii) MHB assigned a portion of its interest in the Note A Tranche in an amount of $50,000,000 to LBBW and LBBW acquired its interest as a First Lien Lender, subject to the First Lien Credit Agreement and the other First Lien Loan Documents.

(m) Pursuant to the terms of that certain Assignment Agreement, dated as of June 25, 2009, MHB assigned a portion of its interest in the Note A Tranche in an amount of $50,000,0003 to Great Lakes Reinsurance (UK) PLC (“Great Lakes”) and Great Lakes acquired its interest as a First Lien Lender, subject to the First Lien Credit Agreement and the other First Lien Loan Documents.4

(n) Pursuant to the terms of that certain Appointment of Successor Administrative Agent and Collateral Agent, dated as of December 22, 2008, Landesbank Baden-Württemberg, New York Branch (the “First Lien Agent”), succeeded Credit Suisse as the administrative agent and the collateral agent under the First Lien Credit Agreement.

3. The amount assigned to Great Lakes was $50,000,000 based on the original principal amount outstanding under the First Lien Credit Agreement and thus amounts actually owed to Great Lakes by the Debtor have ratably reduced as a result of the application of the proceeds of approximately $21,000,000 in collateral received by LBBW, MHB and Deutsche Hypo following the Default (as further described below).

4. Great Lakes current exposure amounts to [$45,800,000], 20% of the outstanding loan.

(o) Pursuant to the terms of each of (i) the First Lien Deed of Trust, (ii) the Second Lien Deed of Trust, (iii) that certain Pledge and Security Agreement, dated as of May 11, 2007 by the Debtor in favor of the First Lien Agent, the First Lien Collateral Documents (as defined in that certain Amended and Restated Intercreditor Agreement, dated as of July 6, 2007 (the “Intercreditor Agreement”) by and between Guarantor, Borrowers, the First Lien Agent (as successor in interest to Credit Suisse) and the Second Lien Agent), (iv) that certain Pledge and Security Agreement, dated as of May 11, 2007 by the Debtor in favor of the Second Lien Agent and (v) the Second Lien Collateral Documents (as defined in the Intercreditor Agreement) (such documents (i)-(v), collectively, the “Security Agreements”), the Borrowers granted to (I) the First Lien Agent for the benefit of the First Lien Lenders, and (II) the Second Lien Agent for the benefit of the Second Lien Lenders, in each case in accordance with the priorities set forth in the Intercreditor Agreement, security interests in and liens on the Real Property Collateral and all of the other Collateral (as defined in the Intercreditor Agreement), in each case to secure the obligations under the FX Loan Documents (all of the collateral described in the Security Agreements being the “Prepetition Collateral”).

(p) Pursuant to the terms of the First Lien Deed of Trust, the Borrowers absolutely and unconditionally assigned their rights to receive all Rents (as defined in the Security Agreements) derived from the Prepetition Collateral as well as any future leases to the First Lien Agent for the benefit of the First Lien Lenders.

(q) On the Maturity Date (as defined in the First Lien Credit Agreement), the Borrowers failed to repay the principal, interest, and other amounts due under the First Lien Loan. That failure constituted an Event of Default (i) under Section 7.1 of the First Lien Credit Agreement, and (ii) under Section 5.1 of the First Lien Deed of Trust.

(r) On January 6, 2009, the First Lien Agent delivered a letter to the Borrowers confirming that an Event of Default (as defined in the First Lien Credit Agreement) had occurred.

(s) Under Section 2.3 of the First Lien Deed of Trust, upon the occurrence of an Event of Default, the Borrowers’ license to collect Rents would “automatically and immediately terminate” upon the giving of a notice by First Lien Agent, and First Lien Agent would be entitled to “receive and collect the Rents personally or through an agent.”

(t) Following the Borrowers’ Default, First Lien Agent exercised its rights under the assignment of rents in the First Lien Deed of Trust and NRS Chapter 107A. First Lien Agent delivered a letter to the Borrowers dated January 28, 2009, in which First Lien Agent: (i) revoked the Borrowers’ license to collect, receive, use and enjoy the Rents, and (ii) instructed the Borrowers to deposit any Rents which they might receive into a certain “Lockbox Account” pledged to First Lien Agent (the “Agent Cash Management Account”). On or about the same date, First Lien Agent sent the tenants (the “Tenants”) leasing space at the Real Property Collateral a notice substantially in accordance with the form set forth in NRS 107A.290, instructing the Tenants to pay Rents directly to First Lien Agent instead of to the Borrowers.

(u) On June 23, 2009, the Eighth Judicial District Court of Nevada entered an order appointing Larry L. Bertsch as a receiver (the “Receiver”) with respect to the Real Property Collateral.

(v) On October [• ], 2009 the Borrowers, the Guarantor, the First Lien Lenders, and certain other parties thereto entered into that certain Lockup and Plan Support Agreement (the “Lockup Agreement”).

(w) Without prejudice to the rights of any other party, the Debtor admits, stipulates, and agrees that:

(i) the First Lien Loan Documents are in default and have been in default since December 19, 2008 and the Debtor failed to repay the First Lien Loan at maturity on January 6, 2009;

(ii) as of the Petition Date, the Debtor was indebted and liable to the First Lien Lenders, without defense, counterclaim or offset of any kind, in the aggregate principal amount of approximately $[259,000,000]5 for loans made under the First Lien Credit Agreement,6 plus interest thereon, fees and expenses (including any reasonable attorneys’ and advisors’ fees that are chargeable or reimbursable under the First Lien Credit Agreement and the First Lien Loan Documents) (all such indebtedness set forth in this paragraph (ii), the “First Lien Prepetition Indebtedness”);

5. [To be completed as of the Petition Date based on payment of amounts then due for interest and fees.]

6. Pursuant to their rights to exercise remedies under the First Lien Credit Agreement and the Loan Documents (as defined in the First Lien Credit Agreement), the First Lien Lenders recovered approximately $21,000,000 in principal from the collateral proceeds following the Default.

(iii) as of the Petition Date, the Debtor was indebted and liable to the Second Lien Lenders, in the aggregate principal amount of not less than approximately $195,000,000 for loans made under the Second Lien Credit Agreement (the “Second Lien Prepetition Indebtedness”; and together with the First Lien Prepetition Indebtedness, the “Prepetition Secured Indebtedness”),

(iv) the First Lien Prepetition Indebtedness constitutes the legal, valid and binding obligations of the Debtor, enforceable in accordance with its terms (other than in respect of the stay of enforcement against the Debtor arising from Section 362 of the Bankruptcy Code);

(v) the liens and security interests granted to the First Lien Agent pursuant to and in connection with the First Lien Loan Documents, including, without limitation, all security agreements, pledge agreements, mortgages, deeds of trust, control agreements, assignments (including assignments of rents, revenue, income, issues and profits) and other security documents executed by the Debtor in favor of the First Lien Agent, for its benefit and for the benefit of the First Lien Lenders, are (a) valid, binding, perfected, enforceable, first-priority liens and security interests in the tangible and intangible property constituting the Prepetition Collateral, (b) not subject to avoidance, recharacterization, or subordination pursuant to the Bankruptcy Code or applicable nonbankruptcy law (including any “equities of the case” assertions under section 552(b) of the Bankruptcy Code) and (c) subject and subordinate only to (I) the Carveout (as defined below), solely with respect to the cash of the Debtor (whether held by the Debtor or the First Lien Agent), and (II) valid, perfected and unavoidable liens to the extent such liens are senior to the liens of the First Lien Agent on the Prepetition Collateral;

(vi) as of the Petition Date, all of the Debtor’s cash is held in the FX Las Vegas I, LLC account at Bank of America (Account No. 004964929401) (the “Debtor’s Operating Account”) and the Metroflag Travelodge Checking Account at the Bank of America (Account No. 004961612371) (the “Travelodge Account”) and there exist no other accounts in the name of the Debtor, the Borrowers or the Guarantor which contain any cash on the date hereof;7 and

(vii) subject to any waivers, modifications or temporary forbearances provided for under the Lockup Agreement, all guaranties, sureties and other third party obligations owed to or for the benefit of the First Lien Lenders under the First Lien Loan Documents or other documents related thereto remain in full force and effect and the Debtor will refrain, and will cause its affiliates to refrain, from taking any steps to release or terminate any such obligations.

(x) All of the Debtor’s cash (whether held by the Debtor or the First Lien Agent and including all funds contained in the Travelodge Account (defined below)) constitutes Prepetition Collateral or proceeds of the Prepetition Collateral and, therefore, is cash collateral within the meaning of Section 363(a) of the Bankruptcy Code (the “Cash Collateral”).

(y) The Debtor has an immediate need to use the Cash Collateral in order to operate the Real Property Collateral. Without the ability to utilize the Cash Collateral, the value of the Prepetition Collateral will deteriorate substantially. The First Lien Agent and the Debtor have negotiated at arm’s length and in good faith regarding the use of the Cash Collateral to fund the

7. Pursuant to section 3.13 of the Lockup Agreement, immediately prior to the Petition Date, certain funds that previously had been held in the Agent Cash Management Account were transferred to fund the initial operating expenses of the Debtor pursuant to paragraph 3 hereof and the remaining funds were applied to pay certain accrued interest and legal fees and expenses of the First Lien Lenders.

Debtor’s business and entry of this Interim Order is in the best interests of the Debtor, its estate and its creditors and equity holders. The reliance of the First Lien Agent, the First Lien Lenders and the Debtor on this Interim Order is in good faith.

(z) Pursuant to Sections 361, 362 and 363 of the Bankruptcy Code, the Debtor is required to provide adequate protection to the First Lien Lenders. Based on the record before the Court, the terms of the proposed adequate protection arrangements and use of the Cash Collateral are fair and reasonable under the circumstances, are supported by reasonably equivalent value and fair consideration and are likely to minimize disputes and litigation with the First Lien Lenders and other parties in interest.

(aa) Under the circumstances, the notice given by the Debtor of the Motion and the Hearing constitutes due and sufficient notice thereof and complies with the requirements of Section 363 of the Bankruptcy Code, Bankruptcy Rules 2002 and 4001(b) and Local Rule 4001.

ACCORDINGLY, IT IS HEREBY ORDERED that:

The Motion is GRANTED to the extent set forth herein and, all objections to the Motion or the relief requested therein that have not been withdrawn, waived, or settled are hereby overruled on the merits.

Subject to the terms and conditions hereof, the Debtor hereby is authorized, subject to the occurrence of a Termination Event (as defined below), to use Cash Collateral solely in accordance with the terms hereof. Cash Collateral may be used only to satisfy the following expenses (collectively the “Permitted Expenditures”):

i.	Expenses provided for in the budget attached hereto as Exhibit 1 or any revised budget approved in writing by the Debtor and the First Lien Agent (with the consent of the First Lien Lenders)[8] (the “Budget”);

ii.	Expenses related to items provided for in the Budget without exceeding in any category or line item: (y) two hundred per cent (200%) of the budgeted amount for the Borrower’s Professional Fees (defined below) for the applicable period which have accrued and are payable (subject in all cases to the Fee Cap and the prior payment of any Lender’s Fees then due), and (z) one hundred and ten per cent (110%) of the budgeted amounts for any item (other than the Borrower’s Professional Fees) for the applicable period, (any such excess amount a “Permitted Variance”);[9] and

iii.	Expenses approved in writing by the First Lien Agent pursuant to any Supplemental Budget Request (defined below).

With respect to any non-budgeted expenditure item or budgeted expenditure items that exceed the Permitted Variance, the First Lien Agent shall respond to Debtor’s requests (which shall be e-mailed and faxed) for payment of such expenses (which shall include or attach reasonably

8. For all purposes of this Interim Order, the Debtor shall be permitted to rely on the First Lien Agent’s communications that required consent or approval of the First Lien Lenders has been obtained.

9. For greater certainty, the amounts payable in connection with Lenders’ Fees (defined below), although referenced in the Budget, shall not be subject to the Permitted Variance concept and shall instead be payable as adequate protection payments in accordance with the terms hereof.

sufficient evidence demonstrating the need for any such non-budgeted expenditure) (“Supplemental Budget Requests”) not later than five (5) business days after receipt thereof and shall not unreasonably withhold, delay or condition such consent.

The Debtor shall maintain its existing cash management system, which shall include maintenance of: (i) the Agent Cash Management Account, (ii) the Debtor’s Operating Account, and (iii) the Travelodge Account,10 which accounts shall be the only accounts in which cash of the Debtor is maintained during pendency of this chapter 11 case. Within two business days of the date hereof, the Debtor shall deliver to the First Lien Agent and its advisors a statement of the amount of cash in the Debtor’s Operating Account and the Travelodge Account certified by a responsible officer. The First Lien Agent shall continue to be authorized to direct Tenants to pay all rents into such accounts for the benefit of the First Lien Lenders and the Debtor shall promptly transfer into the Agent Cash Management Account any rents received directly from Tenants. The Debtor shall timely receive all records of all activity in the Agent Cash Management Account and First Lien Agent shall not dispose of any funds held in the Agent Cash Management Account, except in accordance with the terms of this Interim Order or any other order of the Bankruptcy Court.

10. Notwithstanding anything else contained herein, funds held in the Travelodge Account shall be available for use solely in accordance with the terms of that certain Management Agreement (the “Management Agreement”), dated as of February 1, 2002, by and between Metroflag BP LLC, a Nevada limited liability company, and WW Lodging Limited LLC, a Delaware limited liability company. Such funds shall be available only for use by the Manager (as defined in the Management Agreement) and in the ordinary course of business and shall not be available for use by the Debtor absent written consent from the First Lien Lenders. Upon the occurrence of a Termination Event neither the Manager nor the Debtor shall be permitted to use such cash absent further consent from the First Lien Lenders or subsequent order of the Court. Any income received from the operation of the Travelodge business located on the Properties shall continue to be deposited into the Travelodge Account and if received by the Debtor shall be promptly transferred to the Travelodge Account.

Within two business days hereof, the First Lien Agent shall, solely to the extent there are funds available in the Agent Cash Management Account, fund the full amount of any expenses provided for under the Budget for the month in which this Interim Order is entered less the amount of any cash in the Debtor’s Operating Account. Thereafter, on the tenth business day of any calendar month (or such later date upon which rent checks have been deposited to the Agent Cash Management Account), the First Lien Agent shall, solely to the extent there are sufficient funds available in the Agent Cash Management Account, fund the full amount of any expenses provided for under the Budget (the “Monthly Funding Amounts”) for that month (e.g., budgeted expenses for the month of December will be funded on the tenth business day of December). The First Lien Agent shall fund such Monthly Funding Amounts to the Debtor’s Operating Account and such amounts shall be used by Debtor only in accordance with the terms of this Order to pay Permitted Expenditures and to make adequate protection payments permitted hereunder. The Debtor shall be permitted to maintain the following reserves (subject to the limitations on the use of such reserves as are outlined below):

i.	Chapter 11 Reserves. To the extent that any amounts included in the Budget for U.S. Trustee Fees or the Borrower’s Professional Fees (the “Chapter 11 Expenses”) are funded in any month and such funds are not used for the payment of such Chapter 11 Expenses, any such unused amounts (the “Chapter 11 Reserves”) shall be retained by the Debtor in the Debtor’s Operating Account to be used only for the future payment of the specific Chapter 11 Expense for which the funds were advanced.

ii.	Excess Funded Cash. Subject to the provisions of paragraph 13(d) below, to the extent that any amount funded as a Monthly Funding Amount (other than amounts relating to Chapter 11 Expenses) are not used by the Debtor to satisfy the line item for which they were intended (due to a lower than anticipated cost for any such item), such amounts shall, subject to an aggregate maximum of $250,000 (the “Maximum Excess Funded Cash”) be retained by the Debtor in the Debtor’s Operating Account (such funds the “Excess Funded Cash”) to be used in future months solely to satisfy Permitted Expenditures for which funds are not otherwise available (e.g., to pay Permitted Variances with respect to budgeted items or amounts approved by the First Lien Lenders pursuant to Supplemental Budget Requests).

iii.	Opex Holdback. To the extent that any amounts funded as a Monthly Funding Amount (other than amounts relating to Chapter 11 Expenses) are not used by the Debtor to satisfy the line item for which they were intended, but such amounts have been accrued and are expected to be due and payable in forthcoming months, such amounts shall, subject to an aggregate maximum of $100,000 (the “Maximum Opex Holdback”) be retained by the Debtor in the Debtor’s Operating Account (such funds the “Opex Holdback”) to be used in future months solely to satisfy the Permitted Expenditures for which such funds were originally earmarked.

On or before the fifth business day of any calendar month, the Debtor shall deliver to First Lien Agent and its advisors a report in form and substance reasonably acceptable to the First Lien Agent (a “Monthly Report”) with respect to activity in the prior calendar month, which shall be in form and substance substantially similar to the monthly reports currently received by the First Lien Lenders from the Receiver and in any event shall include the following:

1. Confirmation of receipt of the Monthly Funding Amounts.

2. A statement reflecting actual receipts, expenditures and ending cash (including Chapter 11 Reserves, Excess Funded Cash and the Opex Holdback) compared to the Budget, including a description of any material variances from expenditures permitted by the Budget (i.e., variances in excess of 5%) on a line item basis, the reasons underlying such variances and reasonably sufficient evidence demonstrating the need for any such variance.

3. A statement identifying any Supplemental Budget Requests which the Debtor reasonably anticipates it may be required to make in the month in which the report is delivered.

4. A statement confirming that Cash Collateral disbursed to and expended or otherwise transferred by the Debtor has solely been used to satisfy Permitted Expenditures during the immediately preceding period (i.e., the period since the delivery of the last Monthly Report, or in the case of the first Monthly Report, the period since the entry of this Order).

5. A monthly leasing report and an updated rent roll.

Each Monthly Report shall be certified by a responsible officer of the Debtor.

b. Pursuant to Sections 361 and 363 of the Bankruptcy Code and subject to the availability of sufficient cash and the priorities outlined in paragraph 6 below, the First Lien Agent is entitled, for the benefit of the First Lien Lenders, to adequate protection of its interests in the Prepetition Collateral, including the Cash Collateral, for and equal in amount to the aggregate diminution in value of the Prepetition Collateral, including, without limitation, any such diminution resulting from the sale, lease or use by the Debtor (or other decline in value) of Cash Collateral or any other Prepetition Collateral and the imposition of the automatic stay pursuant to Section 362 of the Bankruptcy Code (collectively, the “First Lien Lender Adequate Protection Obligations”). As adequate protection, the First Lien Agent is hereby granted the following:

(1)	As security for the payment of the First Lien Lender Adequate Protection Obligations, the First Lien Agent is hereby granted (effective and perfected as of the Petition Date and without the necessity of the execution by the Debtor of mortgages, security agreements, pledge agreements, financing statements or other agreements) valid, binding and enforceable security interests in and liens on (the “Replacement Liens”), all currently owned or hereafter acquired property and assets of the Debtor of any kind or nature, whether real or personal, tangible or intangible, wherever located, now owned or hereafter acquired or arising and all proceeds, products, rents and profits thereof, including, without limitation, all cash (including all cash in the Debtor’s Operating Account, the Agent Cash Management Account and the Travelodge Account), goods, accounts receivable, inventory, cash-in-advance deposits, real estate, stock in subsidiaries, machinery, equipment, vehicles, trademarks, trade names, licenses, causes of action, rights to payment (including tax refund claims), insurance proceeds and tort claims (and subject to the entry of the Final Order, including actions for preferences, fraudulent conveyances and other avoidance power claims and any recoveries thereon under Sections 544, 545, 546, 547, 548 and 549 of the Bankruptcy Code) and the proceeds, products, rents and profits of all of the foregoing (the “Postpetition Collateral”), with the Replacement Liens having the same relative priorities among and between the First Lien Agent, the First Lien Lenders, the Second Lien Agent and the Second Lien Lenders as set forth in the Security Agreements, in the Intercreditor Agreement and in the Co-Lender Agreement, subject and subordinate only to (i) the Carveout (as defined below) and (ii) liens encumbering such Postpetition Collateral (other than liens in favor of the First Lien Agent and the Second Lien Agent to secure the Prepetition Secured Indebtedness) that were properly perfected as of the Petition Date and senior to the liens granted in favor of the First Lien Agent and the Second Lien Agent to secure the Prepetition Secured Indebtedness (provided, however, that in the event any liens senior in priority to the prepetition security interests and liens held by the Prepetition Lenders are avoided or subordinated, the subordinated and avoided liens will not be preserved for the benefit of the estate pursuant to Section 551 of the Bankruptcy Code and the security interests and liens of Prepetition Lenders will be elevated in priority);

(2)	The First Lien Lender Adequate Protection Obligations shall constitute allowed administrative expense claims under Sections 503(b)(1), 507(a) and 507(b) of the Bankruptcy Code (the “First Lien Lender 507(b) Claims”) and shall be paid with priority over any and all (i) administrative expenses (other than the Carveout) of the kinds specified or ordered pursuant to any provision of the Bankruptcy Code including, without limitation, Sections 105, 326, 328, 330, 331 and 726 of the Bankruptcy Code and (ii) unsecured claims, in each case against the Debtor, now existing or hereafter arising of any kind or nature. The First Lien Lender 507(b) Claims shall at all times be senior to the rights of the Debtor, and any successor trustee or any creditor, in this chapter 11 case or any subsequent case under the Bankruptcy Code. Subject only to the Carveout, no cost or expense of administration under Sections 105, 503(b) or 507(b) or otherwise, including those resulting from the conversion of this chapter 11 case pursuant to Section 1112 of the Bankruptcy Code, shall be senior to, or pari passu with, the First Lien Lender 507(b) Claims arising out of the First Lien Lender Adequate Protection Obligations;

(3)	Through the occurrence of a Termination Event, interest on the unpaid balance of the First Lien Prepetition Indebtedness from time to time outstanding shall be payable at the LIBOR plus Liquidity Spread rate referenced in the Lockup Agreement (which during the pendency of the Debtor’s chapter 11 case shall be deemed to be one-month LIBOR plus 150 basis points, subject to a final adjustment and true-up at the conclusion of the case based on a good faith calculation by the First Lien Agent of the LIBOR plus Liquidity Spread rate applicable during the pendency of the case) (such rate, the “Cost of Funds Rate”) and be paid by the Debtor to the First Lien Agent for the benefit of the First Lien Lenders;

(4)	Through the occurrence of a Termination Event, cash payment of all fees and disbursements of the First Lien Agent and the First Lien Lenders under the First Lien Credit Agreement (and the First Lien Loan Documents) incurred after the Petition Date including, but not limited to, the reasonable fees owed and amounts to be paid or reimbursed for professionals (including, but not limited to, the reasonable fees and disbursements of counsel and consultants, including legal and financial consultants and any other consultants or professionals referred to in the First Lien Credit Agreement and the First Lien Loan Documents) for the First Lien Agent and the First Lien Lenders pursuant to the First Lien Credit Agreement and the First Lien Loan Documents; and

(5)	With respect to all payments described in the preceding paragraphs (c) and (d) (the “First Lien Lender Adequate Protection Payments”), the First Lien Agent and the Debtor shall be permitted to cause such First Lien Lender Adequate Protection Payments to be made to the First Lien Lenders, in all cases subject to paragraph 6 below.

The Replacement Liens shall not be subject to equitable subordination under section 510 of the Bankruptcy Code and shall not be subject to sections 549 or 550 of the Bankruptcy Code.

c. On the ninth business day of any calendar month, any cash held in the Debtor’s Operating Account or the Agent Cash Management Account (but excluding cash held in the Travelodge Account or cash retained on account of Chapter 11 Reserves), shall be applied by the Debtor and the First Lien Agent in the following order of priority:

•	first, to pay Permitted Expenditures accrued in the preceding month or to establish reserves for Excess Funded Cash (in an amount not to exceed the Maximum Excess Funded Cash) and the Opex Holdback (in an amount not to exceed the Maximum Opex Holdback); provided, however, that no such amounts shall be payable on account of Borrower’s Professional Fees (defined below);

•	second, to costs and expenses of the First Lien Agent and the First Lien Lenders (including those of their respective counsel and other advisors for work relating to the chapter 11 case) (the “Lenders’ Fees”) in the preceding month;

•	third, subject to the availability of sufficient funds for the next Monthly Funding Amount, to permitted expenses of the Debtor for the preceding calendar month, including the fees and expenses of the Debtor’s professionals (or the funding of the Chapter 11 Reserves, in an amount not to exceed the then accrued fees, for the payment of same upon interim or final allowance) but the total shall not exceed $1,250,000 for the Prepackaged Case (collectively “Borrower’s Professional Fees”); and

•	fourth, adequate protection payments on account of interest accrued on the unpaid balance of the First Lien Prepetition Indebtedness at the Cost of Funds Rate, for the preceding calendar month; provided, however, that any such amounts shall be held in reserve by the First Lien Agent in the Agent Cash Management Account (such funds the “Interest Reserve”) until such time as the Interest Reserve shall equal:

$1,200,000 less the amount of any Borrower’s Professional Fees which have been paid or with respect to which a Chapter 11 Reserve has been established (such amount, the “Maximum Interest Reserve”)

To the extent that the Interest Reserve equals the Maximum Interest Reserve, and subject to the availability of sufficient funds for the next Monthly Funding Amount, any adequate protection payments on account of interest described in this priority “fourth” shall be payable to the First Lien Agent for the benefit of the First Lien Lenders.

To the extent that any of the aforementioned expenses are not satisfied with respect to any calendar month, the Debtor shall make “catch up” payments on account of such previously unfunded amounts (and the First Lien Agent shall be authorized to release funds to the Debtor from the Agent Cash Management Account for such purpose) in all ensuing months in which there is available cash, in order to ensure that available cash collateral is distributed in accordance with the priorities outlined above (e.g., if an amount was not paid in January, no amounts which are junior in the waterfall shall be paid in February until such time as the more senior payment that was not made in January shall have been satisfied from any available cash). For greater certainty, any cash retained by the Debtor on account of Chapter 11 Reserves shall not be subject to distribution or reallocation pursuant to the waterfall above, except to the extent such funds are used to satisfy the specific Chapter 11 Expense for which they were funded and such funds shall instead be retained by the Debtor for the payment of Chapter 11 Expenses in accordance with the terms hereof unless the Debtor and the First Lien Agent shall agree in writing to an alternative use for such Chapter 11 Reserves.

d. The Second Lien Agent is entitled, for the benefit of the Second Lien Lenders, to adequate protection of its interests in the Prepetition Collateral (if any) for and equal in amount to the aggregate diminution in value of the Prepetition Collateral, including, without limitation, any such diminution resulting from the sale, lease or use by the Debtor (or other decline in value) of Cash Collateral or any other Prepetition Collateral and the imposition of the automatic stay pursuant to Section 362 of the Bankruptcy Code (collectively, the “Second Lien Lender Adequate Protection Obligations”). As adequate protection, the Second Lien Agent is hereby granted the following:

(1)	As security for the payment of the Second Lien Lender Adequate Protection Obligations, the Second Lien Agent is hereby granted (effective and perfected as of the Petition Date and without the necessity of the execution by the Debtor of mortgages, security agreements, pledge agreements, financing statements or other agreements) Replacement Liens on the Postpetition Collateral, having the same relative priorities among and between the Second Lien Agent, the Second Lien Lenders, the First Lien Agent and the First Lien Lenders as set forth in the Security Agreements, in the Intercreditor Agreement and in the Co-Lender Agreement, subject and subordinate only to (i) the Replacement Liens granted to the First Lien Agent pursuant to preceding paragraph 4(a), (ii) the Carveout (as defined below) and (iii) liens encumbering such Postpetition Collateral (other than liens in favor of the Second Lien Agent to secure the Prepetition Secured Indebtedness) that were properly perfected as of the Petition Date and senior to the liens granted in favor of the First Lien Agent or the Second Lien Agent to secure the Prepetition Secured Indebtedness (provided, however, that in the event any liens senior in priority to the prepetition security interests and liens held by the Prepetition Lenders are avoided or subordinated, the subordinated and avoided liens will not be preserved for the benefit of the estate pursuant to Section 551 of the Bankruptcy Code and the security interests and liens of Prepetition Lenders will be elevated in priority); and

(2)	The Second Lien Lender Adequate Protection Obligations shall constitute allowed administrative expense claims under Sections 503(b)(1), 507(a) and 507(b) of the Bankruptcy Code (the “Second Lien Lender 507(b) Claims”) and shall be junior in priority to the First Lien Lender 507(b) Claims, but otherwise shall be paid with priority over any and all (i) administrative expenses (other than the Permitted Expenditures and the Carveout) of the kinds specified or ordered pursuant to any provision of the Bankruptcy Code including, without limitation, Sections 105, 326, 328, 330, 331 and 726 of the Bankruptcy Code and (ii) unsecured claims, in each case against the Debtor, now existing or hereafter arising of any kind or nature. The Second Lien Lender 507(b) Claims shall at all times be senior to the rights of the Debtor, and any successor trustee or any creditor (other than the First Lien Lenders), in this chapter 11 case or any subsequent case under the Bankruptcy Code. Subject only to the Permitted Expenditures and the Carveout and the First Lien Lender 507(b) Claims, no cost or expense of administration under Sections 105, 503(b) or 507(b) or otherwise, including those resulting from the conversion of this chapter 11 case pursuant to Section 1112 of the Bankruptcy Code, shall be senior to, or pari passu with, the Second Lien Lender 507(b) Claims of the Second Lien Agent arising out of the Second Lien Lender Adequate Protection Obligations.

e. Except as otherwise contemplated in the Lockup Agreement, the Debtor shall not sell, assign, convey, dispose of or transfer any Real Property Collateral.

f. Notwithstanding that, as set forth herein, no documents need be executed or filed to create or perfect the liens and security interests granted hereunder, the Debtor is hereby directed to execute and deliver such further documents as the First Lien Agent may request to evidence and give notice of the liens granted hereunder.

g. The Replacement Liens shall be prior and senior to all liens and encumbrances of all other secured creditors in and to such Postpetition Collateral granted, or arising, after the Petition Date (including, without limitation, liens and security interests, if any, granted in favor of any federal, state, municipal or other governmental unit, commission, board or court for the Debtor or its affiliates but excluding any liens for taxes, assessments or levies which are not yet due and payable, or if due and payable, which are being contested in good faith by appropriate proceedings). The Replacement Liens granted pursuant to this Interim Order shall constitute valid and duly perfected security interests and liens, and neither the First Lien Agent nor the Second Lien Agent shall be required to file or serve financing statements, notices of lien or similar instruments that otherwise may be required under federal or state law in any jurisdiction, or take any action, including taking possession, to validate and perfect such security interests and liens; and the failure by the Debtor to execute any documentation relating to the Replacement Liens shall in no way affect the validity, perfection or priority of such Replacement Liens.

h. As used in this Interim Order, “Carveout” means (i) all unpaid fees required to be paid to the Clerk of the Bankruptcy Court and to the Office of the United States Trustee pursuant to 28 U.S.C. § 1930(a) (the “Statutory Fees”), (ii) the aggregate allowed unpaid fees and expenses payable under Sections 330 and 331 of the Bankruptcy Code to professional persons (including the Debtor’s ordinary course professionals, the Debtor’s sales agent and the Debtor’s financial advisors) retained by the Debtor or any statutory committee appointed in this chapter 11 case pursuant to an order of the Court and the reasonable expenses of the members of such committee, in each case, solely with respect to services provided to the Debtor or work performed with respect to the Debtor, and subject to the limitations set forth in this Interim Order (including the Fee Cap), in an amount for all such professional persons and such committee members in the aggregate not to exceed, after application of any and all retainers, $250,000; and (iii) in the event of conversion of the Debtor’s chapter 11 case to a case under chapter 7 of the Bankruptcy Code, the reasonable fees and expenses of a chapter 7 trustee under Section 726(b) of the Bankruptcy Code in an amount not to exceed an additional $125,000; provided, however, that under no circumstances shall the Carveout be used to pay professional fees and/or disbursements incurred at any time in connection with: (A) the prosecution of any Challenges (as defined below) against the First Lien Agent and the First Lien Lenders, their predecessors or their respective affiliates, subsidiaries, directors, officers, representatives, attorneys or advisors in connection with matters related to the First Lien Loan Documents, the Security Agreements, the First Lien Prepetition Indebtedness or the Prepetition Collateral, or (B) contesting any motion of the First Lien Agent seeking to modify or lift the automatic stay or to shorten, modify or otherwise alter the Debtor’s exclusive periods for solicitation of acceptances of a plan of reorganization under Section 1121 of the Bankruptcy Code; provided, further, that the Carveout shall be available to pay professional fees and/or disbursements incurred in connection with the investigation of any potential Challenges in an amount not to exceed $50,000. So long as a Termination Event (as defined below) has not occurred (or has been waived), and solely to the extent that they are Permitted Expenditures which have been funded by the First Lien Agent, the Debtor shall be permitted to pay (1) the Statutory Fees and (2) compensation and reimbursement of expenses allowed and payable under Section 330 and 331 of the Bankruptcy Code and/or any orders of this Court (which in no event shall exceed the Fee Cap (as defined on Exhibit B-1 to the Lockup Agreement)), as the same may be due and payable; provided that the payment of items described by clauses (1) and (2) of this sentence shall not reduce the Carveout, except with respect to payments under clause (2) which shall always be subject to the Fee Cap.

i. Except to the extent of the Carveout, no expenses of administration of the Debtor’s case or any future proceeding that may result therefrom, shall be charged against or recovered from the Prepetition Collateral pursuant to Section 506(c) of the Bankruptcy Code or any similar principle of law, without the prior written consent of the First Lien Agent.

j. Unless the First Lien Agent has otherwise agreed in writing, the Debtor’s authority to use the Cash Collateral (including Chapter 11 Reserves, Excess Funded Cash and any amounts held in the Travelodge Account) under this Interim Order shall terminate on the date (the “Termination Date”) that is the first business day after the First Lien Agent provides written notice to counsel for the Debtor, the Office of the United States Trustee for the District of Nevada, Second Lien Agent, counsel for any statutory committees and, if no committee for unsecured creditors is appointed, the top 20 general unsecured creditors, that a Termination Event has occurred and is occurring. Upon the Termination Date, all funds held in the Interest Reserve shall automatically be transferred to the First Lien Lenders as adequate protection payments, and such funds shall no longer constitute Cash Collateral. As used in this Interim Order, the term “Termination Event” means the occurrence of any of the following:

(1)	The Final Order shall not have been entered by the Court within 30 days of the date hereof;

(2)	The Debtor shall fail to make any payment to or for the benefit of the First Lien Agent or the First Lien Lenders as and when required by this Interim Order (in all cases subject to the retention by the Debtor of the Chapter 11 Reserves for the satisfaction of Chapter 11 Expenses that are Permitted Expenditures), the First Lien Lenders shall not timely receive any First Lien Lender Adequate Protection Payments pursuant to the terms hereof, or the Debtor shall otherwise fail to comply with the terms hereof, including, without limitation, by failing to deliver a Monthly Report, in any of the foregoing instances, within five (5) days of delivery of a notice;

(3)	There shall be any adverse variance greater than the Permitted Variance between actual and budgeted expenses (not revenue) set forth in any line item in the Budget for any monthly period and Debtor shall have paid or deliberately incurred such expense without having sought approval of such variance pursuant to a Supplemental Budget Request;

(4)	The Debtor shall fail to make any payment with respect to the Properties that should be made in the ordinary course of business and for which funds have been provided under the Budget;

(5)	The entry of an order in the Debtor’s chapter 11 case granting relief from the automatic stay so as to allow a third party or third parties to proceed against any Prepetition Collateral or Postpetition Collateral;

(6)	An order of the Bankruptcy Court or any other court of competent jurisdiction, other than the Final Order requested by the Motion, shall be entered reversing, amending, supplementing, staying, vacating or otherwise modifying this Interim Order in a manner adverse to the First Lien Agent and First Lien Lenders, or which adversely affects their rights and interests hereunder (unless the First Lien Agent shall have consented to the entry of such order); and

(7)	Upon the occurrence of any event set forth in Section 7.1 of the Lockup Agreement (subject to any cure rights or any waiver permitted therein therein), or if the Debtor shall have sought to have the Lockup Agreement rejected.

The Debtor stipulates that the giving of any notice under, the termination or the enforcement of the Lockup Agreement by the First Lien Agent pursuant to the terms thereof shall not constitute a violation of the automatic stay, require approval of this Court, or otherwise be subject to any ruling or finding of this Court. The occurrence of a Termination Event under this Interim Order as a result of the termination of the Lockup Agreement for a Fault-Based Termination (a “Fault Based Termination Event”), constitutes a valid and sufficient grounds for lifting the automatic stay of Section 362(a) of the Bankruptcy Code for the benefit of the First Lien Lenders. Upon any such Fault Based Termination Event the automatic stay shall be lifted on the Termination Date without further action by this Court for the benefit of the First Lien Agent and First Lien Lenders to, without limitation, enforce all available rights under the First Lien Loan Documents and against the collateral granted thereunder and by this Interim Order. The Debtor unconditionally agrees not to oppose, support any opposition of or in any way impede, hamper or delay the lifting of the automatic stay in the event of the occurrence of a Fault Based Termination Event.

k. If an order of the Bankruptcy Court shall be entered in the Debtor’s chapter 11 case appointing a trustee under chapter 11 of the Bankruptcy Code or an examiner having enlarged powers (beyond those set forth under Section 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code, other than an appointment of a trustee or examiner upon a motion of the First Lien Agent seeking such appointment (in violation of the Lockup Agreement), then all authority to use Cash Collateral to pay such appointee, or any professionals retained by such appointee, shall be suspended until further order of the Court.

l. If an order dismissing the Debtor’s chapter 11 case under Section 1112 of the Bankruptcy Code or otherwise is at any time entered, (a) the Replacement Liens (as subject to the Carveout) granted pursuant to this Interim Order shall continue in full force and effect with the priorities provided herein and shall remain binding on all parties in interest notwithstanding such dismissal until the obligations secured thereby shall have been indefeasibly paid and satisfied in full, and (b) this Court shall retain jurisdiction, notwithstanding such dismissal, for the limited purposes of enforcing such Replacement Liens.

m. The provisions of this Interim Order and any actions taken pursuant hereto shall survive entry of any order which may be entered (a) confirming any plan of reorganization in this chapter 11 case or (b) converting any of this chapter 11 case to a chapter 7 case, and the terms and provisions of this Interim Order as well as the 507(b) Claims and the Replacement Liens (each as subject to the Carveout) granted pursuant to this Interim Order shall continue in full force and effect notwithstanding the entry of any such order, and such 507(b) Claims and Replacement Liens shall maintain their priority as provided by this Interim Order until all of the First Lien Lender Adequate Protection Obligations and the Second Lien Lender Adequate Protection Obligations are paid in full and discharged.

n. The provisions of this Interim Order shall be binding upon and inure to the benefit of the Prepetition Lenders and the Debtor and their respective successors and assigns, including any trustee hereafter appointed in the chapter 11 case as a legal representative of the Debtor or the Debtor’s estate.

o. The stipulations and admissions contained in this Interim Order shall be binding upon all other parties in interest unless a party in interest has timely filed a contested matter or an adversary proceeding, or a motion seeking authority to bring any appropriate proceeding as a representative of this estate (the “Authorization Motion”) by no later than forty-five days after the entry of the Final Order on the Court’s docket (i) challenging the validity, enforceability, priority or extent of the First Lien Prepetition Indebtedness, or the First Lien Agents’ liens on the Prepetition Collateral or (ii) otherwise asserting or prosecuting any avoidance actions or any other claims, counterclaims or causes of action (collectively, the “Challenges”) against the First Lien Agent, the First Lien Lenders, their predecessors or their respective affiliates, subsidiaries, directors, officers, representatives, attorneys or advisors in connection with matters related to the First Lien Loan Documents, the Security Agreements, the First Lien Prepetition Indebtedness or the Prepetition Collateral. If no such motion, adversary proceeding or contested matter is timely filed (it being understood that such an adversary proceeding or contested matter is timely filed if commenced promptly following a disposition in favor of a movant of an Authorization Motion), (i) the First Lien Prepetition Indebtedness and all related obligations of the Debtor shall constitute as of the Petition Date allowed claims (subject to a determination of the proper amount of such claims and the amount of collateral securing such claims, if any), not subject to counterclaim, set-off, subordination, recharacterization, defense or avoidance (other than with respect to the proper amount of such claims), for all purposes in this case and any subsequent chapter 7 or 11 case of the Debtor, (ii) the First Lien Agent’s liens on the Prepetition Collateral shall be deemed, as applicable, to have been, as of the Petition Date, legal, valid, binding and perfected, not subject to recharacterization, subordination or avoidance, and (iii) the First Lien Prepetition Indebtedness and all related obligations of the Debtor, the First Lien Agent’s liens on the Prepetition Collateral, and the First Lien Agent and the First Lien Lenders shall not be subject to any other or further challenge by any party in interest (other than a challenge asserting that the First Lien Prepetition Indebtedness is not fully secured, that the liens are not supported by the value of the underlying collateral or that adequate protection payments should be applied to reduce the First Lien Lenders’ claims).

p. Notwithstanding anything or in any other order by this Court to the contrary, no Cash Collateral or Prepetition Collateral may be used to (a) object to, contest or raise any defense to the validity, perfection, priority, extent or enforceability of any liens or claims (other than with respect to the proper amount thereof and the amount of collateral securing such claims, if any) granted under this Interim Order or the Security Agreements, (b) assert any Challenges or other causes of action against the First Lien Agent, the First Lien Lenders, their predecessors or their respective agents, affiliates, representatives, attorneys or advisors related to the First Lien Loan Documents or the First Lien Prepetition Indebtedness, (c) prevent, hinder or otherwise delay any First Lien Agent’s assertion, enforcement or realization on the Cash Collateral or the Prepetition Collateral (including, without limitation, through the filing of any motion to lift or modify the automatic stay for the purpose of pursuing state law remedies against such collateral), or (d) seek to modify any of the rights granted to the First Lien Agent or the First Lien Lenders hereunder or under the First Lien Loan Documents, as applicable.

q. Except to the extent expressly provided herein (including in the factual stipulations made by the Debtor hereunder) or in the Lock Up Agreement nothing contained herein shall prejudice the Debtor or the Prepetition Lenders with respect to any matter.

r. In the event of a Termination Event (other than a Fault-Based Termination Event), the Debtor reserves its rights to seek non-consensual use of Cash Collateral, provided, however, that the factual stipulations contained herein shall survive any Termination Event. The Prepetition Lenders reserve their rights to oppose such non-consensual use.

s. In the event of a Termination Event, any amounts which have been funded by the First Lien Agent and disbursed to third parties as Permitted Expenditures in accordance with the terms of this Interim Order, shall not be subject to disgorgement in favor of the First Lien Lenders absent a finding of mistaken payment, bad faith or fraud.

t. The automatic stay imposed by Section 362 of the Bankruptcy Code shall be, and hereby is, modified to the extent necessary, if any, to authorize any payment hereunder and to implement and effectuate the terms and conditions of this Interim Order. Further, the Debtor is authorized and directed to perform all acts and execute and comply with the terms of such other documents, instruments, and agreements necessary to effectuate the terms and conditions of this Interim Order.

u. The hearing to consider entry of a final order granting the relief set forth in this Interim Order on a final basis (the “Final Order”) shall be held on [• ], 2009 at [• ] (prevailing Pacific Standard Time) (the “Final Hearing”) to consider any objections (the “Objections”) to the Final Order, and such Objections shall be filed with the Bankruptcy Court electronically and served so that they are received no later than five (5) business days prior to the Hearing (with a courtesy copy delivered directly to the Chambers of the Honorable [• ]) by (a) attorneys for the Debtor, Greenberg Traurig, LLP, 1221 Brickell Avenue, Miami FL 33131, Attn: Juan P. Loumiet, Esq. and Greenberg Traurig, LLP, 3773 Howard Hughes Parkway, Suite 300 North, Las Vegas, NV 89169, Attn: Brett A. Axelrod, Esq.; (b) attorneys for the First Lien Agent, Shearman & Sterling LLP, 599 Lexington Avenue, New York, NY 10022, Attn: Michael H. Torkin, Esq. and Randall Martin, Esq. and Lionel Sawyer & Collins, 1700 Bank of America Plaza, 300 South Fourth Street, Las Vegas, NV 89101, Attn.: Rodney M. Jean, Esq.; (c) attorneys for the Second Lien Agent [• ]; (d) the Office of the United States Trustee for the District of Nevada, [• ]; and (e) counsel for any statutory committee appointed in these cases, once appointed, so as to be actually received by such filing deadline (collectively, the “Objection Notice Parties”).

v. The Debtor shall cause a copy of this Interim Order and a notice of the Final Hearing, together with the proposed form of the Final Order, to be served within three (3) business days of entry of this Interim Order, by first class mail, on the Objection Notice Parties, the Debtor’s known unsecured creditors and all parties-in-interest who have filed a notice of appearance or a request for pleadings pursuant to Bankruptcy Rule 2002 in this chapter 11 case.

w. Pursuant to Bankruptcy Rule 6004(h), this Interim Order shall be effective immediately upon entry.

Exhibit 1

Budget

[attached]
Exhibit E
Target Dates

Action Item	Target[1]

New Secured Loan Documents	November 11, 2009

Solicitation of votes of First Lien Lenders to accept or reject the Plan completed	November 11, 2009

Petition Date	November 16, 2009

File with the Bankruptcy Court the Interim Cash Collateral Order (to be heard no later than Day 10)	Day 1

Entry by the Bankruptcy Court of the Auction and Bidding Procedures Order and Appointment of a Sales Agent	Day 25

Entry by the Bankruptcy Court of Final Cash Collateral Order	Day 30

Bid Deadline	Day 100

Auction, if required	Day 110

Entry by the Bankruptcy Court of the Confirmation Order	Day 120

Effective Date of Plan	Day 130 (Day 150 if buyer requires time to close a transaction)

1. All references to “Days” refer to days after the Petition Date, i.e., Day 5 is the fifth day after the filing of the Prepackaged Case.